UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Host Hotels & Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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# HOST HOTELS & RESORTS

## NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND 2017 PROXY STATEMENT

HOST
HOTELS & RESORTS®

April 3, 2017

Dear Fellow Stockholder:

I am pleased to invite you to our 2017 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 11:00 a.m. on Thursday, May 11, 2017, at the Ritz-Carlton Hotel, Tysons Corner, Virginia. The doors will open at 10:30 a.m. Our directors and management team will be available to answer questions.

The attendance of stockholders at our annual meeting is helpful in maintaining communication and can improve stockholders’ understanding of our business. We hope you will be able to join us. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy card. Instructions for these convenient ways to vote are set forth on the enclosed proxy card.

At the annual meeting we will ask you to elect our Board of Directors. We will also be considering ratification of the selection of KPMG LLP as our independent registered public accountants, an advisory vote to approve executive compensation, and an advisory vote on the frequency of votes on executive compensation. These proposals are described in detail in the attached Notice of 2017 Annual Meeting of Stockholders and Proxy Statement. Our 2016 Annual Report (including our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission) is also enclosed. We encourage you to read our 2016 Annual Report, which we hope you will find interesting and useful. Thank you for your continued interest in Host Hotels & Resorts and we look forward to seeing you at the meeting.

Sincerely,

Richard E. Marriott

Chairman of the Board

6903 Rockledge Drive, Suite 1500 Bethesda, Maryland 20817-1109

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Thursday, May 11, 2017
Meeting Time:	11:00 a.m., Doors open at 10:30 a.m.
Location:	The Ritz-Carlton Hotel, Tysons Corner 1700 Tysons Boulevard, McLean, Virginia

Agenda

1.	Election of nine directors;

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2017;

3.	An advisory resolution to approve executive compensation;

4.	An advisory resolution on the frequency of votes on executive compensation; and

5.	Transaction of any other business that may be properly brought before the annual meeting.

The proxy statement more fully describes these proposals.

Record Date

You may vote if you were a holder of record of our common stock at the close of business on March 16, 2017, the record date.

By Order of the Board of Directors

Elizabeth A. Abdoo

Secretary

April 3, 2017

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Go to the website address shown on your proxy card and vote via the Internet	BY MAIL Mark, sign, date and return the enclosed proxy card in the postage-paid envelope

BY TELEPHONE Use the toll-free number shown on your proxy card (this call is toll-free if made in the United States or Canada)	IN PERSON Attend the Annual Meeting in McLean, Virginia

PROXY STATEMENT

i

Proxy Statement. The Board of Directors of Host Hotels & Resorts, Inc. is soliciting proxies to be voted at our 2017 Annual Meeting of Stockholders on May 11, 2017 and at any adjournment or postponement of the meeting. We expect that this Proxy Statement will be mailed and made available to stockholders beginning on or about April 3, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 11, 2017. The Company’s Proxy Statement for the 2017 Annual Meeting, and our Annual Report to Stockholders for 2016 are both available free of charge at http://www.hosthotels.com/investor-relations/annual-meeting. References in this Proxy Statement and accompanying materials to Internet web sites are for the convenience of readers. Information available at or through these web sites is not incorporated by reference in this Proxy Statement.

ii

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Record Date
11:00 a.m., May 11, 2017	March 16, 2017

Place Ritz-Carlton, Tysons Corner 1700 Tysons Boulevard, McLean, Virginia	Number of Common Shares Eligible to Vote at the Meeting as of the Record Date
737,924,270

VOTING MATTERS

Matter	Board Recommendation	Page Reference (for more detail)
Election of Directors	✓ For each director nominee	16
Ratification of Appointment of KPMG LLP	✓ For	23
Advisory Resolution to Approve Executive Compensation	✓ For	24
Frequency of Advisory Vote on Executive Compensation	✓ For 1 Year	25

BOARD NOMINEES

The following table provides summary information about each director nominee. Directors are elected annually by a majority of votes cast.

Name, Age	Director Since	Principal Occupation	Committee Memberships*			Other U.S. Public Company Boards
			A	C	NCG
Mary L. Baglivo, 59	2013	Chief Marketing Officer Northwestern University				PVH Corp.
Sheila C. Bair, 63	2012	President of Washington College				Thomson Reuters
Ann McLaughlin Korologos, 75	1993	Former Chair of RAND Corporation Board of Trustees				Michael Kors
Richard E. Marriott, 78	1979	Chairman of the Board
Sandeep L. Mathrani, 54	2016	Chief Executive Officer of GGP				GGP Inc.
John B. Morse, Jr., 70	2003	Retired Vice President and CFO of The Washington Post Company	(F)			AES Corporation
Walter C. Rakowich, 59 (L)	2012	Retired Chief Executive Officer of Prologis	(F)			Iron Mountain Incorporated Ventas, Inc.
James F. Risoleo, 61	2017	President and Chief Executive Officer
Gordon H. Smith, 64	2009	President & CEO of the National Association of Broadcasters

* A	Audit Committee	C	Compensation Policy Committee
	Chair of the Committee	NCG	Nominating and Corporate Governance Committee
(F)	Audit Committee Financial Expert	(L)	Lead Director

PROXY SUMMARY

Snapshot of Director Diversity and Experience

Our director nominees exhibit an effective mix of diversity, experience and perspective. All director nominees are independent other than our Chief Executive Officer (CEO) and Chairman. The Nominating and Corporate Governance Committee and the Board believe it is important for the Board to be “refreshed” by adding new directors from time to time and two new directors have been added in the last year. The Committee and the Board also believe that long-serving directors bring critical skills and historical perspective to the Board in a cyclical business such as the lodging industry. Therefore, the Committee seeks a balanced mix of both new and experienced directors.

Board Tenure
Median Tenure of Director Nominees	5 Years

Average Tenure of Director Nominees	9 Years

Gender Diversity	33%
		≤ 3	4 – 7	≥ 8
Years Served

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to strong performance and creating long-term stockholder value. Our governance framework gives our highly experienced independent directors the structure necessary to provide oversight, advice and counsel to the Company. This framework is described in more detail in our Corporate Governance Guidelines and codes of conduct, which can be found in the governance section of our website.

Board Independence	• 8 out of 10 current directors and 7 out of 9 of our director nominees are independent • Our Chairman and CEO are the only management directors

Board Composition

•    33% of Board members are women

•    The Board conducts an annual self-assessment to review its effectiveness

•    The Nominating and Corporate Governance Committee leads the full Board in considering Board competencies and the identification and evaluation of director candidates

Board Committees

•    We have three Board committees – Audit, Nominating and Corporate Governance, and Compensation Policy

•    All committees are composed entirely of independent directors

•    Two Audit Committee members are “financial experts”

Leadership Structure

•    Chairman of the Board separate from CEO

•    Independent Lead Director (selected by the directors). Among other duties, he/she convenes and chairs executive sessions of the independent directors to discuss certain matters without management present

Risk Oversight

•    Our full Board is responsible for risk oversight, and has designated committees to have particular oversight of certain key risks. Our Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks

PROXY SUMMARY

Open Communication	• We encourage open communication and strong working relationships among the Lead Director, Chairman, CEO and other directors. • Our directors have access to management and employees

Director Stock Ownership

•     Our independent directors are required to own common stock in an amount equal to five times the annual cash base retainer. Our management directors (CEO and Chairman) are required to own common stock in an amount equal to six times their annual salary

•     Comprehensive insider trading policy

•     Prohibitions on hedging and pledging transactions

Accountability to Stockholders

•     We use majority voting in uncontested director elections

•     We have a fully non-classified board with annual election of directors

•     We have adopted proxy access

•     We do not have a stockholder rights plan

•     We have an annual advisory vote on executive compensation

•     We have opted out of the Maryland Control Share Acquisition Act (which had provided certain takeover defenses)

•     We have opted out of the provisions of the Maryland Unsolicited Takeover Act which would have permitted the Board to classify itself without a stockholder vote

•     Stockholders have the power to amend the Bylaws

Management Succession Planning	• The Board actively monitors our succession planning and people development and receives regular updates on employee engagement, diversity and retention matters

Sustainability and Corporate Responsibility	• The Nominating and Corporate Governance Committee monitors our programs and initiatives on sustainability, environmental matters and social responsibility

2016 PERFORMANCE HIGHLIGHTS

2016 was a year of continued growth for the Company. Revenues increased for the seventh year in a row to $5,430 million despite selling 10 hotels in the year. The Company’s comparable hotel revenue per available room (or RevPAR) increased 2.7% in 2016 as compared to 2015 on a constant U.S. dollar basis, and at $177 was the highest full year RevPAR in the Company’s history. RevPAR is a commonly used measure within the hotel industry to evaluate hotel operations. For more information on this measure and our 2016 results, see the Company’s Annual Report on Form 10-K.

We also undertook a number of initiatives in 2016 to better position the Company for long-term, sustainable growth.

Maintained investment grade bond rating and achieved the strongest balance sheet (in terms of leverage and interest coverage) in the Company’s history	Sold 10 hotels for sales proceeds of: $497 Million further sharpening the portfolio’s focus on the Company’s major markets	Returned to stockholders in 2016: $814 Million through $596 million of dividends and $218 million of stock repurchases completed at a significant discount to estimated net asset value	Total one year stockholder return: 29% Based on increase in stock price from December 31, 2015 to December 31, 2016 and reinvestment of dividends	Current annualized dividend yield: 4.4% Based on $0.20 per share quarterly dividend to be paid on April 17, 2017 and the Company’s closing stock price of $18.38 as of March 20, 2017

ATTENDANCE AND VOTING MATTERS

ATTENDANCE AND VOTING MATTERS

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. This proxy is being solicited by the Board of Directors, and we have designated Gregory J. Larson and Elizabeth A. Abdoo as proxies for this annual meeting. When you properly sign your proxy card or vote via telephone or the Internet, you are giving the persons named on the card your direction to vote your shares of common stock at the annual meeting as you designate.

What is a proxy statement?

It is a document that summarizes information that we are required to provide you under the rules of the Securities and Exchange Commission, or SEC, when we ask you to vote your shares or designate a proxy. It is designed to assist you in voting.

What does it mean if I get more than one proxy card?

You should vote by completing and signing each proxy card you receive. You will receive separate proxy cards for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., or Computershare, you are considered the stockholder of record with respect to those shares, and the Notice of Annual Meeting, Proxy Statement and our 2016 Annual Report were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Annual Meeting, Proxy Statement and our 2016 Annual Report were forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Who is entitled to vote?

Anyone who owned common stock of the Company at the close of business on March 16, 2017, the record date, can vote at the annual meeting and is entitled to one vote for each share of common stock owned.

How can I manage the number of Annual Reports and Proxy Statements I receive?

The included glossy 2016 Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC (which together comprise the 2016 Annual Report of the Company), is being mailed to stockholders with this Proxy Statement. If you share an address with any of our other stockholders, your household might receive only one copy of these documents. We will promptly deliver, upon oral or written request, individual copies of these documents to any stockholders at a shared address who received only one copy. To request individual copies for each stockholder in your household for this year and/or future years, please contact our Investor Relations department at 240-744-1000, by e-mail to ir@hosthotels.com, or by mail to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Investor Relations. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare at 866-367-6351 toll-free within the United States and Canada; outside the United States and Canada at 781-575-4320, or by mail at P.O. Box 30170, College Station, TX 77842-3170.

ATTENDANCE AND VOTING MATTERS

How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record as of the close of business on March 16, 2017 and attend the annual meeting, you may vote in person at the meeting. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may authorize a proxy to vote your shares as follows:

•	Vote by Telephone. You may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 10, 2017. When you call, have your proxy card in hand and you will receive a series of voice instructions, which will allow you to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Internet. You also have the option to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 10, 2017. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted.

Who is acting as my proxy and how will they vote my shares?

The individuals named on the enclosed proxy card are your proxies. They will vote your shares as you indicate. If you sign and return your proxy card but do not indicate how you wish to vote and you hold your shares in your own name as a holder of record, all of your shares will be voted as recommended by the Board of Directors.

However, if you hold your shares in street name, it is critical that you cast your vote in order for your vote to count. In the past, if you held your shares in street name and you did not indicate how you wanted to vote those shares, your bank or broker was allowed to vote those shares on your behalf in the election of directors and other routine matters as they deemed appropriate. Now, due to regulatory changes, your bank or broker is no longer able to vote your shares on a discretionary basis in most matters. If you hold your shares in street name and do not instruct your bank or broker how to vote, then no votes will be cast on your behalf for all matters other than the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2017 (proposal 2).

May I revoke my proxy?

You may revoke your proxy at any time before the annual meeting if you:

(1)	File a written notice of revocation dated after the date of your proxy with Computershare; or

(2)	Send Computershare by mail a later-dated proxy for the same shares of common stock; or

(3)	Submit a new vote by telephone or the Internet. The date of your last vote, by either of these methods or by mail, will be the one that is counted; or

(4)	Attend the annual meeting AND vote there in person.

The mailing address for Computershare is P.O. Box 30170, College Station, TX 77842-3170. The overnight delivery address for Computershare is: 211 Quality Circle, Suite 210 College Station, TX 77845.

ATTENDANCE AND VOTING MATTERS

What vote is required to approve each proposal?

In the election of directors (proposal 1), each nominee must receive more “for” votes than “against” votes in order to be elected as a director. The affirmative vote of a majority of votes cast at the meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2017 (proposal 2) and to approve the advisory resolution on executive compensation (proposal 3). The frequency of the advisory vote on executive compensation (1, 2 or 3 years) receiving the greatest number of votes will be considered the frequency recommended by stockholders (proposal 4).

What constitutes a “quorum”?

A majority of the outstanding shares entitled to vote, present in person or by proxy, constitutes a quorum. We must have a quorum to conduct the annual meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “abstain,” or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares. Abstentions and broker non-votes will have no effect on the results of the vote on the four proposals to be acted upon at the annual meeting.

How can I obtain copies of documents referenced in this proxy statement?

Copies of the Company’s Corporate Governance Guidelines, code of conduct and other documents referenced in this proxy statement can be accessed in the “Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request by writing to:

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Attention: Investor Relations

How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting your signed proxy card gives authority to Gregory J. Larson and Elizabeth A. Abdoo, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

Who will count the votes?

Computershare Trust Company, N.A., our transfer agent, will act as the inspectors of election and will tabulate the votes.

ATTENDANCE AND VOTING MATTERS

Who pays the cost of this proxy solicitation?

We bear all expenses incurred in connection with the solicitation of proxies. We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $14,000, plus expenses. We will reimburse brokers, fiduciaries and custodians for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be disclosed on a Form 8-K filed with the SEC within four business days of the date of the annual meeting, which will be available on the Company’s website at http://www.hosthotels.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance and Code of Business Conduct and Ethics

Our Board of Directors oversees the management of the Company and its business for the benefit of our stockholders in order to enhance stockholder value over the long-term. The Board has adopted Corporate Governance Guidelines which are reviewed annually and periodically amended as the Board enhances the Company’s corporate governance practices. The Board has also adopted a code of business conduct and ethics that applies to all directors, officers and employees of the Company. The purpose of the code of conduct is to promote honest and ethical conduct; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and directors. The Corporate Governance Guidelines, code of conduct and other documents describing the Company’s corporate governance practices can be accessed in the “Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

Governance is a continuing focus of the Company. In 2016 the Board of Directors amended and restated the Company’s Bylaws to add ‘proxy access,’ a means for the Company’s stockholders to include stockholder-nominated director candidates in the Company’s proxy materials for annual meetings of stockholders. Also in 2016 the Board proposed, and stockholders approved, Charter amendments which strengthen the rights of stockholders by providing stockholders the concurrent power to amend the Bylaws and reducing the threshold needed for stockholders to call a special meeting. Over the years, the Board has implemented numerous other corporate governance enhancements to serve the long-term interests of all stockholders. These have included:

•	adopting a majority vote standard for uncontested director elections;

•	declassifying the Board;

•	allowing the Company’s rights plan to expire;

•	opting out of the Maryland Control Share Acquisition Act; and

•	opting out of the provisions of the Maryland Unsolicited Takeover Act that permit the Board to classify itself without a stockholder vote.

For more information on the Company’s corporate governance practices, see the Corporate Governance Guidelines posted on our website.

Communications With Directors

The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of the full Board of Directors, the Lead Director or the non-management directors as a group by writing to:

Host Hotels & Resorts, Inc.
Attention: Secretary
6903 Rockledge Dr., Suite 1500
Bethesda, MD 20817

The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded.

Stockholder Outreach and Engagement

Our relationship with our stockholders is an important part of our corporate governance program. Engaging with our stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or

CORPORATE GOVERNANCE AND BOARD MATTERS

other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, investor days, and investor conferences and meetings. In the last several years we have also expanded our stockholder outreach by engaging stockholders directly and seeking their views on governance and other matters, concentrating our efforts on our largest stockholders. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases, and our website. Our conference calls for quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on our website for a period of time.

Board Leadership

Our governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. This will be driven by the needs of the Company as well as the particular makeup of the Board at any point in time.

We have historically had a leadership structure that includes a Chairman of the Board, who is annually elected, a separate Chief Executive Officer, and an independent director serving as Lead Director. The CEO is responsible for setting the strategic direction of the Company and for the day to day leadership and management of the Company, while the Chairman of the Board provides guidance to the CEO, directs the agenda for Board meetings and presides over meetings of the full Board. This structure reflects the continued strong leadership, industry experience and energy brought to the Board by Richard E. Marriott, who has been elected and led the Company as Chair since its split with Marriott International in 1993. His over 50 year career at the Company uniquely provides him with a perspective and wealth of knowledge that is invaluable to the Board.

The Board also has the position of Lead Director who provides additional independent oversight of senior management and board matters in our current structure where the Chairman and CEO are not independent directors. The role of a lead director is meant to facilitate, and not to inhibit, communication among the directors or between any of them and the Chairman and CEO. Accordingly, directors are encouraged to continue to communicate among themselves and directly with the Chairman and CEO, and under our Corporate Governance Guidelines each independent director may call an executive session. The Board annually elects a lead director and Walter C. Rakowich has served in that role since May 2014. The duties of the Lead Director include: (i) presiding at executive sessions of the Board, and briefing the Chairman and CEO, as needed, following such sessions; (ii) presiding at meetings of the Board where the Chairman is not present; (iii) convening and acting as chair of meetings of the independent directors; (iv) providing input on Board agendas and meeting schedules; (v) providing feedback to and consulting with the Chairman and CEO on any concerns of the Board; and (vi) serving as the director to whom correspondence may be directed on behalf of the non-management directors as a group, as described above under “Communications with Directors.”

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. Eight of ten of our current directors and seven of nine of our director nominees are considered independent within the meaning of the rules of the New York Stock Exchange. Under our Corporate Governance Guidelines, non-management directors meet in executive session without the presence of the CEO, the Chairman of the Board or other executive officers. The purpose of these sessions is to promote open discussions among the independent directors concerning the business and affairs of the Company as well as matters concerning management, without any member of management present.

The Board believes that the separate roles of Chairman and CEO, coupled with an independent Lead Director, the use of regular executive sessions of the non-management directors, and the substantial majority of independent directors comprising the Board, allows the Board to maintain effective oversight of the Company.

At least annually, the Nominating and Corporate Governance Committee discusses the structure and composition of the Board of Directors and reviews the current leadership structure. This is discussed with the full Board as part of the Board’s annual evaluation to assess its effectiveness and takes into account our current business plans and long-term strategy as well as the particular makeup of the Board at that time.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a material relationship with the Company that could interfere with a director’s independent judgment. To be considered independent, directors must also be “independent” within the meaning of the New York Stock Exchange’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in the Company’s Corporate Governance Guidelines.

In determining the independence of our directors, the Board considers all relevant facts and circumstances, including, but not limited to, whether the director receives any compensation or other fees from the Company, other than the fees described under “Director Compensation”, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company, and any charitable contributions the Company made to non-profit organizations with which director nominees or their immediate family members are associated. Consistent with these considerations, the Nominating and Corporate Governance Committee reviewed directors’ responses to a questionnaire asking about their relationships with the Company, as well as those of their immediate family members, and other potential conflicts of interest. The Committee determined that all of the director nominees other than Mr. Marriott and Mr. Risoleo are independent and recommended to the Board that Messrs. Mathrani, Morse, Smith and Rakowich and Mmes. Korologos, Bair and Baglivo have been determined to be independent. The Board approved the determination that seven of the Company’s nine director nominees are independent. Messrs. Marriott and Risoleo are not independent because they are Company employees.

The Board’s Role in Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Reviews of certain areas are conducted by the relevant committees that report on their deliberations to the Board. Risks are considered in almost all business decisions and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, appropriate risk-taking is essential for the Company to be competitive and to achieve its business objectives. The chart below summarizes the primary areas of risk oversight for the Board and its committees.

Risk Oversight

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual business plan and strategic plan; major litigation and regulatory exposures, environmental and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; investments, acquisitions and divestitures; capital market and joint ventures; and senior management succession planning.

Audit Committee	Discusses guidelines and policies with respect to the Company’s risk assessment and risk management processes. Responsible for oversight of risks associated with financial matters, particularly the Company’s financial statements, tax, accounting, and disclosure; risks associated with derivatives and hedging strategy; risks associated with the independence, qualifications and performance of the Company’s outside auditor and internal auditors; and the Company’s compliance with legal and regulatory requirements.

Compensation Policy Committee	Exposures associated with compensation of the Company’s officers, stock ownership and incentive-compensation plans, executive retention, succession planning and employment related matters. As discussed in more detail in the Compensation Discussion & Analysis, the Committee reviews and approves compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of compensation.

Nominating and Corporate Governance Committee	Risks and exposures relating to the identification of qualified candidates to become Board members; continuing oversight of Board composition; review of the structure, membership and charters of the Board committees; review of compensation for independent directors; and oversight of the evaluation of the Board and management.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board and its committees implement their oversight responsibilities through management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operating, financial, legal, compliance and reputational risk. Management communicates routinely with the Board, its committees and individual directors on the significant risks identified through this process and how they are being managed.

Political Contributions

The Company has a longstanding policy prohibiting direct contributions to political parties, political committees, political candidates, or organizations organized under Section 527 of the U.S. Internal Revenue Code. The Company does not have a political action committee.

The Company believes that participation in the public policy process is an important and essential means of enhancing stockholder value. To help us achieve this objective, the Company belongs to a number of trade associations (organized under Section 501(c)(6) of the Internal Revenue Code), which allows us to network, build business skills, advance our public agenda and related business goals and monitor industry policies and trends. Company participation in trade associations, including membership on a trade association board, does not mean that the Company agrees with every position a trade association takes on an issue. In fact, from time to time our positions may differ from those of the trade associations of which we are members.

The Company makes payments to these associations, including membership fees and dues. In 2016, six organizations received dues and other contributions from the Company totaling $25,000 or more. Based on each organization’s records, we have listed below the portion of Company dues and other amounts that are used by each organization for lobbying.

2016 Trade Association Memberships

U.S. Trade Association	2016 Company Dues and Contributions		Lobbying % (1)	Amount of Company Dues Allocated to Lobbying
National Association of Real Estate Investment Trusts	$126,740		25	$31,685
US Travel Association	70,850		27	19,130
Real Estate Roundtable	30,000		65	19,250
The Real Estate Board of New York	29,000		7	1,960
American Hotel & Lodging Association	198,085	(2)	36	24,881	(3)
Federal City Council	50,000		0	0

(1)	Lobbying percentages obtained from the respective trade association.

(2)	In addition to this total, certain hotels owned by the Company also contribute to the AH&LA.

(3)	AH&LA only uses dues (and not contributions) to fund its lobbying activities. The Company paid AH&LA $69,115 in dues in 2016.

Meetings and Committees of the Board

The Board met seven times in 2016. Each director attended at least 80% of the meetings of the Board and of the committees on which the director served. Under the Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, and all directors attended the annual meeting in 2016. Under our Corporate Governance Guidelines, non-management directors meet in executive session without management and did so after each regularly scheduled Board meeting in 2016. Mr. Rakowich, the Lead Director, presided over the executive sessions of the non-management directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website (http://www.hosthotels.com). Copies of these charters are also available in print to stockholders upon request. See “Attendance and Voting Matters—How can I obtain copies of documents referenced in this proxy statement?” Each committee consists entirely of independent directors in accordance with New York Stock Exchange rules. The Board generally makes committee assignments in May after the annual meeting of stockholders, upon recommendation of the Nominating and Corporate Governance Committee. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board.

Audit

Members & Meetings	Committee Functions
John B. Morse, Jr. (Chair) Sandeep L. Mathrani Walter C. Rakowich Number of Meetings in 2016: Eight

•    Appoints and oversees the independent auditors;

•    Approves the scope of audits and other services to be performed by the independent and internal auditors;

•    Interviews, discusses and approves the selection of the lead audit partner of the independent auditor;

•    Reviews and approves in advance the engagement fees of the outside auditor and all non-audit services and related fees, and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•    Reviews the work and findings, if any, of the internal auditors;

•    Reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•    Meets with the independent auditors, management representatives and internal auditors;

•    Reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC;

•    Reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC; and

•    Reviews risk exposures and management policies.

Each member of the Audit Committee, in the business judgment of the Board, meets the qualifications (including independence) and expertise requirements of the New York Stock Exchange and Mr. Morse and Mr. Rakowich are “audit committee financial experts” within the meaning of SEC rules. Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

Nominating and Corporate Governance

Members & Meetings	Committee Functions
Walter C. Rakowich (Chair) Sheila C. Bair John B. Morse, Jr. Ann McLaughlin Korologos Number of Meetings in 2016: Four

•    Makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•    Oversees the annual evaluation of the Board, its committees and, in conjunction with the Compensation Policy Committee, management;

•    Reviews periodically the compensation and benefits of non-employee directors and makes recommendations to the Board or the Compensation Policy Committee of any modifications;

•    Reviews the composition and tenure of the Board and skills of directors and recommends nomination of Board members and addition of new members, as appropriate;

•    Ensures that the Board maintains its diversity;

•    Reviews policies and programs on matters of corporate responsibility and sustainability, including environmental, social and other matters; and

•    Fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

—     selection of committee chairs and committee assignments; and

—     implementation, compliance and enhancements to the Company’s code of conduct and Corporate Governance Guidelines.

Compensation Policy

Members & Meetings	Committee Functions
Mary L. Baglivo (Chair) Ann McLaughlin Korologos Gordon H. Smith Number of Meetings in 2016: Five

•    Oversees compensation policies, plans and benefits for the Company’s employees;

•    Approves the goals and objectives for compensation of all executive officers of the Company and approves compensation for other members of senior management;

•    Advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•    Reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•    Reviews and advises the Company on the process used for gathering information on the compensation paid by other similar businesses;

•    Reviews the Company’s succession plans relating to the CEO and other senior management and discusses with the full Board;

•    Reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices; and

•    Reviews the demographics of the Company’s workforce as it relates to diversity.

CORPORATE GOVERNANCE AND BOARD MATTERS

Role of the Compensation Consultant

Pursuant to its charter, the Compensation Policy Committee is authorized to engage, retain and terminate any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. Starting in 2010, the Committee retained Pay Governance LLC as its advisor. Pay Governance advises and consults with the Committee on compensation issues, compensation design and trends, and keeps the Committee apprised of regulatory, legislative, and accounting developments and competitive practices related to executive compensation. Pay Governance assisted the Committee in the design, structure and implementation of the current annual executive compensation program, the design and structure of the 2017 executive compensation program and reviews, at the direction of the Committee, compensation levels, trends and practices annually. Pay Governance does not determine the exact amount or form of executive compensation for any executive officers. See “Compensation Discussion and Analysis—Our Compensation Program.” Pay Governance reports directly to the Committee, and a representative of Pay Governance, when requested, attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee Chair or its members outside of meetings. Pay Governance does no other work for the Company.

In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Pay Governance addressed each of the six independence factors established by the SEC with the Compensation Policy Committee. Its responses affirmed the independence of Pay Governance on executive compensation matters. Based on this assessment, the Committee determined that the engagement of Pay Governance does not raise any conflicts of interest or similar concerns. The Committee also evaluated the independence of other outside advisors to the Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Committee does not raise any conflicts of interest.

The Compensation Policy Committee may delegate any or all of its responsibilities to a subcommittee, but did not do so in 2016. The Compensation Policy Committee’s Report on Executive Compensation appears later in this proxy statement.

Compensation-Related Risks

The Compensation Policy Committee oversees the compensation policies and plans for all employees. Management, at the request of the Committee, has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of all material compensation policies and practices, which were discussed with the Committee. The compensation programs of the Company are all centrally designed and centrally administered. The elements of compensation for senior management and upper middle management are also the same: base salary, annual cash incentive awards and long-term incentives. The performance measures for the annual cash incentive awards are (i) Company financial metrics that are based on an annual business plan and budget reviewed and approved by the Board and (ii) personal performance goals that are derived from the annual business plan and budget and Company strategic plan, which tie to measures of long-term success of the Company. The business plan and budget are reviewed quarterly with the Board and the strategic plan is addressed annually. The personal goals are drafted by each employee annually and approved by each manager with the intent that there is a common purpose and accountability throughout the Company. Performance measures for long-term incentives are currently personal goals, corporate goals, which are tied to the business plan and budget, and total stockholder return measured over a three year period. Total compensation is capped throughout our compensation programs, and the Compensation Policy Committee reviews all senior management compensation and that of any employee earning more than $500,000 in annual target compensation, which would include salary, bonus and equity awards. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or excessive risk-taking.

Compensation Policy Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person.

CORPORATE GOVERNANCE AND BOARD MATTERS

Identification and Evaluation of Director Candidates

Each year the Nominating and Corporate Governance Committee reviews with the Board of Directors the composition of the Board as a whole and makes a recommendation whether to renominate directors and whether to consider any new persons to be added to the Board. The Committee considers director candidates suggested by members of the Committee, other directors and management, and has engaged the services of third party firms to assist in identifying and evaluating director candidates. The Committee retained Ferguson Partners Ltd. in the fall of 2015 for this purpose. The Committee will also consider any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description and a description of the person’s qualifications. Recommendations should be mailed to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Secretary. The Committee will evaluate in the same manner candidates suggested in accordance with this policy and those recommended by other sources. The Committee has full discretion in considering all nominations to the Board. Alternatively, stockholders who would like to nominate a candidate for director for inclusion in the Company’s proxy statement (proxy access), in lieu of making a recommendation to the Nominating and Corporate Governance Committee, or who would like to nominate a director candidate that is not intended to be included in the Company’s proxy statement must in each case comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

The evaluation of director candidates involves several steps, not necessarily in any particular order. Preliminary interviews of director candidates may be conducted by the Chair of the Committee or, at his or her request, any other member of the Committee, the CEO, Chairman of the Board, or other directors. Background material pertaining to director candidates is distributed to the members of the Committee for their review. References are checked and analyses are performed to identify potential conflicts of interest and appropriate independence from the Company. Director candidates who the Committee determines merit further consideration are interviewed by the Chair of the Committee and other Committee members, directors and executive officers as determined by the Chair of the Committee. The results of these interviews are considered by the Committee in its deliberations.

There are certain minimum qualifications for Board membership that director candidates should possess, including integrity and high ethical standards, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and a commitment to full participation on the Board and its committees. The Committee has adopted guidelines in its charter to be used in evaluating candidates in order to ensure a diverse and highly qualified Board. In addition to the characteristics mentioned above, the guidelines provide that the Committee may consider the following criteria, including: experience in running a major enterprise, sound business acumen, experience as a board member of another publicly held company, academic expertise in an area of the Company’s operations, and a reputation, both personal and professional, consistent with the image and reputation of the Company. In addition, when considering new Board members, the Committee considers whether the candidate would qualify as an independent director under New York Stock Exchange rules and other applicable regulations.

This year, there are two new director nominees who have not previously stood for election to the Board by the stockholders, Mr. Sandeep L. Mathrani and Mr. James F. Risoleo. Mr. Mathrani was identified as a candidate by Ferguson Partners Ltd. and elected to the Board effective in July 2016 on the recommendation of the Nominating and Corporate Governance Committee. Mr. Mathrani qualifies as an independent director under New York Stock Exchange rules. Mr. Risoleo was appointed to the Board on January 1, 2017, in connection with his promotion to CEO.

The director nominees have served on our Board for an average of approximately 9 years. The median tenure of our director nominees is 5 years. The Nominating and Corporate Governance Committee and the Board believe it is important for the Board to be “refreshed” by adding new directors from time to time and three of the director nominees, or 33% of the Board, have served for less than four years, and as noted above two directors have been added within the last twelve months. However, the Committee and the Board also believe that long-serving directors bring critical skills to the Board. Among other things, such senior directors bring a historical perspective to the Board, which is highly relevant in a cyclical business such as the lodging industry. In addition, the Committee and the Board believe that long-serving directors have acquired extensive knowledge of the business that tends to

CORPORATE GOVERNANCE AND BOARD MATTERS

make them less dependent upon management for information and perspectives. Accordingly, while the Committee considers tenure as a factor in determining the nominee slate, it is not a critical or determinative factor.

The Board is also committed to a diversified membership, in terms of both the individuals involved and their experience. As stated in the Committee’s charter, the Committee may take into account the overall diversity of the Board, including professional background, experience, thought, perspective, age, tenure, gender, and ethnicity. The Board is satisfied that the current nominees reflect an appropriate diversity, but is committed to continuing to consider diversity issues in evaluating the composition of the Board.

PROPOSALS REQUIRING YOUR VOTE

Proposal One—Election of Directors

Our Board of Directors currently consists of ten members, although there are only nine director nominees standing for election. In February 2017, Mr. Terence C. Golden expressed his intention to retire from the Board and accordingly his term will end at the conclusion of the 2017 annual meeting. The Board determined that, effective at the conclusion of the 2017 annual meeting, the size of the Board will be decreased from ten to nine directors.

Except in a contested election, each director will be elected only if he or she receives more votes “for” than votes “against”. As set forth in the Company’s Corporate Governance Guidelines, any director nominee who is not elected by the vote required and who is an incumbent director must immediately tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. The Board will act on the tendered resignation within 90 days and will promptly disclose its decision and rationale as to whether to accept the resignation or the reasons for rejecting the resignation. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and is not an incumbent director, the Board may fill the resulting vacancy or decrease the size of the Board.

It is the responsibility of the Nominating and Corporate Governance Committee to identify, evaluate and recommend prospective director candidates for the Board, in accordance with the policy and procedures described in the Committee’s charter and the Company’s Corporate Governance Guidelines. The Committee regularly reviews the composition of the Board in light of the Company’s changing requirements and its assessment of the Board’s performance. The Committee seeks to include a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts. For more information on this process, see “Corporate Governance and Board Matters—Identification and Evaluation of Director Candidates.”

In assessing qualifications for nominees, the Committee expects all candidates to meet the qualifications described in the Committee’s charter and the Company’s Corporate Governance Guidelines, including integrity, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and the requisite time and ability to attend meetings and fully participate in the activities of the Board. The Committee believes that each of the nominees possesses these key attributes that are important to an effective Board. Each director nominee holds or has held senior executive positions in large organizations or the government and has experience relevant to the Company’s business. Our directors also serve on the boards of other public and private companies and have an understanding of corporate governance practices and trends. The Committee also takes into account diversity considerations in determining the slate of directors and believes that, as a group, the nominees bring a broad range of perspectives to Board deliberations. In addition to the above, the Committee also considered the specific experiences described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

PROPOSALS REQUIRING YOUR VOTE

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director.

NOMINEES FOR DIRECTOR

MARY L. BAGLIVO

Ms. Baglivo is Vice President for Global Marketing and Chief Marketing Officer for Northwestern University. Before that she was a partner with Brand Value Advisors, a strategic brand and digital marketing advisory firm. She previously served as Chair and Chief Executive Officer, the Americas at Saatchi & Saatchi Worldwide from 2008 to 2013, and Chief Executive Officer, New York from 2004 to 2008. Prior to joining Saatchi & Saatchi, she was President of Arnold Worldwide from 2002-2004 and Chief Executive Officer of Panoramic Communications from 2001 until 2002. She currently serves on the board of directors of PVH Corp and is a member of its compensation and corporate responsibility committees, and on the board of Verve Wireless, Inc., a private company.

Skills and Expertise:

•    in depth global marketing, advertising and consumer branding experience

•    strategic planning expertise

•    extensive business and leadership experience of large complex companies, including as Chair and CEO of the Americas at Saatchi & Saatchi Worldwide

•    understanding of growth strategies in worldwide branded businesses

Age: 59 Director since: 2013
Committees: Compensation (Chair)
Public Boards: PVH Corp.

SHEILA C. BAIR

Ms. Bair is the President of Washington College. She is also the former Chair of the Federal Deposit Insurance Corporation, where she served in that capacity from 2006 to 2011. From 2002 to 2006 she was the Dean’s Professor of Financial Regulatory Policy for the Isenberg School of Management at the University of Massachusetts-Amherst. She also served as Assistant Secretary for Financial Institutions at the U.S. Department of the Treasury (2001 to 2002), Senior Vice President for Government Relations of the New York Stock Exchange (1995 to 2000), Commissioner of the Commodity Futures Trading Commission (1991 to 1995), and as counsel to Kansas Republican Senate Majority Leader Bob Dole (1981 to 1988). She continues her work on financial policy issues as chair emeritus of the Systemic Risk Council, a public interest group which monitors progress on the implementation of financial reforms. She is also an accomplished author and has written several books on financial issues, including educational writings on money and finance for children. She is on the board of the Thomson Reuters Corporation. In addition, she serves on the boards of the Volcker Alliance and Avant, Inc.

Skills and Expertise:

•    extensive expertise in banking and finance as a result of her services as Chair of the FDIC

•    recognized leader and author on financial policy issues

•    broad government and regulatory experience both from her service at the FDIC as well as prior service in senior positions at the NYSE, CFTC and the U.S. Department of the Treasury

•    audit committee financial expert

•    familiarity with aspects of managing and providing leadership to complex business organizations

Age: 63 Director since: 2012
Committees: Nominating and Corporate Governance
Public Boards: Thomson Reuters

PROPOSALS REQUIRING YOUR VOTE

SANDEEP L. MATHRANI

Mr. Mathrani is the Chief Executive Officer and a director of GGP Inc. Prior to GGP, he served as the President of Retail at Vornado Realty Trust from 2002 to 2011, and was responsible for all retail real estate activities in the United States and India. Prior to Vornado, he served as an Executive Vice President at Forest City Ratner Companies, LLC from 1994 to 2002 and was responsible for its retail development and related leasing in the New York City metropolitan area. Mr. Mathrani is an Executive Board member and Second Vice Chair of the National Association of Real Estate Investment Trusts and a member of The Real Estate Roundtable

Skills and Expertise:

•    significant experience as a director of GGP, a large real estate investment trust focused on retail real estate

•    real estate industry veteran with over 20 years of experience

•    extensive familiarity with all aspects of managing and providing leadership to a complex business organization

Age: 54 Director since: 2016
Committees: Audit
Public Boards: GGP

ANN MCLAUGHLIN KOROLOGOS

Ms. Korologos served as the Chair of the Board of Trustees of the RAND Corporation, an international public policy research organization from April 2004 to April 2009. From October 1996 to December 2005 she served as Senior Advisor to Benedetto, Gartland & Company, Inc., a private investment banking firm in New York. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor from 1987 to 1989 and Under Secretary of the Department of the Interior from 1984 to 1987. She also serves as a director of Michael Kors. She previously served on the boards of AMR Corporation (and its subsidiary, American Airlines), Kellogg Company, Harman International Industries, Inc. and Vulcan Materials Company.

Skills and Expertise:

•    significant experience as a director of large, diversified, global public companies

•    recognized expertise and leadership in the oversight of public companies (including specific experience in compensation, audit, diversity, governance, and social responsibility oversight)

•    through her high level U.S. Government service, she also provides knowledge of labor issues, international affairs and expertise in providing leadership to complex business organizations

•    public policy, social responsibility and succession issues expertise

•    vast knowledge of and long-term experience with the Company, serving as a director since 1993

Age: 75 Director since: 1993
Committees: Compensation Nominating and Corporate Governance
Public Boards: Michael Kors

PROPOSALS REQUIRING YOUR VOTE

RICHARD E. MARRIOTT

Mr. Marriott is our Chairman of the Board. He is Chairman of the Board of First Media Corporation, the Chairman and a director of the J. Willard Marriott and Alice S. Marriott Foundation and a director of the Richard E. and Nancy P. Marriott Foundation. Mr. Marriott also serves on the Federal City Council and the National Advisory Council of Brigham Young University. He previously served on the Board of Marriott International, Inc. and is a past President of the National Restaurant Association and a past director of the Polynesian Cultural Center. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities.

Skills and Expertise:

•    comprehensive knowledge of the Company and unique perspective and insight into the hospitality industry based on a 51 year history with the Company and Marriott International

•    during his tenure, Mr. Marriott has served in various executive capacities and has served as our Chairman since 1993

•    long history of successful management of the Company

Chairman of the Board
Age: 78 Director since: 1993

JOHN B. MORSE, JR.

Mr. Morse served as Vice President, Finance and Chief Financial Officer of The Washington Post Company (now Graham Holdings Company) from November 1989 until his retirement in December 2008. He also served as President of Washington Post Telecommunications, Inc. and Washington Post Productions Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. Mr. Morse is a director of AES Corporation, where he is on the strategy and investment committee and chairman of the financial audit committee. He previously served on the board of HSN, Inc. and is a former Trustee and President of the College Foundation of the University of Virginia.

Skills and Expertise:

•    substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies

•    in-depth understanding of accounting principles and financial reporting rules and regulations acquired in the course of serving as the CFO of The Washington Post Company and his years as a partner at PricewaterhouseCoopers

•    board oversight expertise as an audit committee financial expert and a member of the audit committees of other public company boards

Age: 70 Director since: 2003
Committees: Audit (Chair) Nominating and Corporate Governance
Public Boards: AES Corporation

PROPOSALS REQUIRING YOUR VOTE

WALTER C. RAKOWICH

Mr. Rakowich is the retired Chief Executive Officer of Prologis, where he also served as a director of its board upon completion of the merger with AMB Property Corporation in 2011, and prior to that merger, as a trustee of the board since 2004. At Prologis, Mr. Rakowich served as Co-Chief Executive Officer from 2011 to 2012; Chief Executive Officer from 2008 to 2011; President and Chief Operating Officer from 2005 to 2008, and was a Managing Director and Chief Financial Officer from 1998 to 2005. Prior to joining Prologis, Mr. Rakowich was a partner with real estate provider Trammell Crow Company, where he worked for nine years; before that he was a senior audit and tax consultant for Pricewaterhouse. Mr. Rakowich is also a director of Iron Mountain Incorporated where he is a member of its audit and governance committees, and is a director of Ventas, Inc. where he is a member of its audit and compliance committees. He is also on the board of trustees of The Pennsylvania State University and is the Chairman of its audit and risk committee and is on the board of the Global Food Exchange, a private company.

Skills and Expertise:

•    significant real estate and financial experience, including extensive knowledge of the issues facing large international real estate investment trusts

•    from 1998 to 2012, Mr. Rakowich served, over time, as chief financial officer, chief operating officer and chief executive officer of Prologis, a real estate investment trust focused on industrial real estate with extensive international operations

•    brings valuable experience to the Board on issues facing the Company’s international portfolio, risk assessment and leadership development

•    extensive experience in accounting through his years at Pricewaterhouse

•    audit committee financial expert

Age: 59 Director since: 2012 Lead Director
Committees: Audit Nominating and Corporate Governance (Chair)
Public Boards: Iron Mountain Incorporated Ventas, Inc.

JAMES F. RISOLEO

Mr. Risoleo became our President and Chief Executive Officer in January 2017. He joined our Company in 1996 as Senior Vice President for Acquisitions, and was appointed Executive Vice President and Chief Investment Officer in 2000. In 2012, he became Executive Vice President and Managing Director of the Company’s European business activities and, in 2015, Mr. Risoleo assumed leadership for all of the Company’s West Coast investment activities in addition to Europe. Prior to joining our Company, Mr. Risoleo was Vice President, Development at Interstate Hotels Corporation and a Senior Vice President at Westinghouse Electric Corporation. Mr. Risoleo serves as the non-executive Chairman of Cole Office & Industrial REIT, a private REIT and is a member of its audit committee. He is on the board of Make-A-Wish Foundation Mid-Atlantic and is also a member of the Bar of the State of Pennsylvania.

Skills and Expertise:

•    extensive business and leadership experience

•    significant expertise in finance, capital markets, real estate and the hospitality industry

•    extensive international experience, including leading the Company’s European investment strategy

•    extensive knowledge of the Company as a member of senior management for over 20 years, serving in various roles within the Company and culminating in his current service as CEO

President and Chief Executive Officer
Age: 61 Director since: 2017

PROPOSALS REQUIRING YOUR VOTE

GORDON H. SMITH

Senator Smith is President and CEO of the National Association of Broadcasters. From March to October 2009 he was a senior advisor and resident at the Washington, D.C. office of Covington & Burling LLP as a member of the Government Affairs and International Trade practice groups. In 2008, Senator Smith completed his second term as a United States Senator from the State of Oregon, where he served on the Commerce, Science and Transportation Committee; the Energy and Natural Resources Committee; the Finance Committee; and the Indian Affairs Committee. In addition, he was a ranking member of the Senate Finance Subcommittee on International Trade and Global Competitiveness and for six years chaired the Senate Foreign Relations Subcommittee on European Affairs. Prior to his election to the United States Senate, he directed the operations of Smith Frozen Foods, his family’s frozen food processing business and is currently Chairman of the Board of Smith Frozen Foods, which is privately held. In 1992, he was elected to the Oregon State Senate, of which he became president in 1995. He also previously practiced law in the states of New Mexico and Arizona.

Skills and Expertise:

•    high-level U.S. government experience and leadership as a United States Senator

•    extensive knowledge of public policy, international affairs and trade and law

•    significant business experience and knowledge of finance, accounting and marketing obtained through his management of Smith Frozen Foods, a leading producer of frozen foods

Age: 64 Director since: 2009
Committees: Compensation

RETIRING DIRECTOR

TERENCE C. GOLDEN

Mr. Golden has expressed his intention not to stand for re-election to the Board at the 2017 annual meeting. Mr. Golden’s retirement comes after 21 years of distinguished service as a director and 5 years as our President and CEO. We wish to express our deep appreciation to Mr. Golden for his many years of service to the Company.

Mr. Golden served as our President and Chief Executive Officer from 1995 until his retirement in May 2000. He is the Chairman of Bailey Capital Corporation. He is a member of the Federal City Council and chairman of KIPP-DC. In past years, Mr. Golden served as Chief Financial Officer of The Oliver Carr Company, as a director of Cousins Properties, Inc. and Pepco Holdings, Inc., as a member of the G2 Satellite Solutions Advisory Committee, as a trustee of the Washington Real Estate Investment Trust and he was also co-founder and national managing partner of Trammell Crow Residential Companies. He served as Administrator of the General Services Administration from 1985 to 1988 and was Assistant Secretary of the Treasury from 1984 to 1985.

Age: 72 Director since: 1995

PROPOSALS REQUIRING YOUR VOTE

Summary of 2017 Director Qualifications and Experience

The Nominating and Corporate Governance Committee and the full Board believe a complementary mix of diverse skills, attributes, and experiences will best serve the Company and its stockholders. The director skills summary that appears below, and the related narrative for each director nominee, notes the specific experience, qualifications, attributes, and skills for each director that the Board considers important in determining that each nominee should serve on the Board in light of the Company’s business, structure, and strategic direction. The absence of a “•” for a particular skill does not mean the director in question is unable to contribute to the decision-making process in that area.

PROPOSALS REQUIRING YOUR VOTE

Proposal Two—Ratification of Appointment of Independent Registered Public Accountants

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants retained to audit the Company’s financial statements. The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent registered public accountants of the Company for 2017. Representatives of KPMG LLP will be at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

KPMG LLP has been retained as the Company’s independent registered public accountant since 2002. In determining whether to reappoint the independent accountant, the Audit Committee considers the length of time the firm has been engaged, the quality of the discussions with the independent accountant and its annual assessment of the past performance of both the lead audit partner and KPMG LLP. A new lead audit partner is designated at least every five years as required by the SEC to ensure independence, and to provide a fresh perspective. The Audit Committee and its Chair are directly involved in the selection of the lead audit partner. The Audit Committee is responsible for the negotiation of audit fees associated with the Company’s retention of KPMG LLP.

Although ratification is not required by our Bylaws, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders.

If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent registered public accountants of the Company for 2017.

PROPOSALS REQUIRING YOUR VOTE

Proposal Three—Advisory Resolution to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company seek a non-binding advisory vote from its stockholders to approve executive compensation. Since the required vote is advisory, the result of the vote is not binding upon the Company or the Board.

We urge stockholders to read the “Compensation Discussion and Analysis”, which describes how our executive compensation policies operate and how they are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative which provide detailed information on the compensation of our named executive officers. Our executive compensation program is designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. Highlights of the Company’s compensation programs include the following:

•	As an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation deemed “at-risk” increases.

•	In 2016, the Company achieved a one year total stockholder return of 29%. Despite that achievement, all of the stock compensation tied to relative total stockholder return (which represented a substantial portion of each named executive officer’s stock compensation) was forfeited, as the Company did not meet performance goals, which are measured over a three-year period to motivate a long-term outlook on behalf of Company senior management.

•	The Compensation Policy Committee regularly assesses the Company’s individual and total compensation programs against peer companies, the general marketplace and other industry data, and the Compensation Policy Committee utilizes an independent consultant to engage in an ongoing independent review of all aspects of our executive compensation programs.

The Compensation Policy Committee and the Board believe that these policies are effective in implementing our compensation philosophy, in achieving its goals, and have been effective at incenting the achievement of the Company’s strong financial performance.

For the reasons stated above, the Board of Directors unanimously recommends a vote FOR approval of the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Effect of Proposal

This advisory resolution to approve named executive officer compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. The approval or disapproval of this proposal by stockholders will not require the Board, the Compensation Policy Committee or the Company to take any action regarding the Company’s executive compensation practices. Although non-binding, the Board and the Compensation Policy Committee will carefully review and consider the voting results when evaluating our future executive compensation program.

PROPOSALS REQUIRING YOUR VOTE

Proposal Four—Frequency of Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that at least once every six years the Company submit for stockholder vote a non-binding resolution to determine whether the advisory stockholder vote on executive compensation shall occur every one, two or three years.

When the Company’s initial executive compensation frequency vote was held at our 2011 annual meeting, our stockholders voted by an overwhelming margin to accept the recommendation of the Board to vote on executive compensation every year. Accordingly, the Board decided to hold an advisory resolution to approve named executive officer compensation annually. The Board believes that the current annual votes on executive compensation continue to be appropriate for the Company and its stockholders at this time. The annual votes have provided stockholders the opportunity to promptly provide feedback which the Board and the Compensation Policy Committee have used in evaluating executive compensation decisions each year. In addition, annual votes provide stockholders the opportunity to quickly react to emerging trends in compensation.

For the reasons stated above, the Board of Directors unanimously recommends a vote for a frequency of “1 year” with respect to the following resolution:

“RESOLVED, that the stockholders of the Company advise that a non-binding resolution with respect to executive compensation should be presented every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.”

In voting on this resolution, you should mark your proxy for one, two or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. Alternatively, you may abstain from voting.

Effect of Proposal

This advisory resolution, commonly referred to as a “say-when-on-pay” resolution, is non-binding on the Board of Directors. Stockholder approval of a specific frequency vote will not require the Company to implement an advisory vote on executive compensation every one, two or three years. The final decision on the frequency of the advisory vote on executive compensation remains with the Board and the Compensation Policy Committee. Although non-binding, the Board and the Compensation Policy Committee will carefully review and consider the outcome of the frequency vote when making future decisions regarding the frequency of executive compensation votes.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides you with information on the Company’s executive compensation programs and practices, and the decisions that the Compensation Policy Committee of the Board of Directors (the “Compensation Committee”) has made under the program. The CD&A focuses on our named executive officers for 2016, who were:

W. Edward Walter	President and Chief Executive Officer
James F. Risoleo	President and Chief Executive Officer effective January 1, 2017 (and formerly Executive Vice President, Managing Director Investments - Europe & West Coast)
Gregory J. Larson	Executive Vice President, Chief Financial Officer
Minaz B. Abji	Executive Vice President, Asset Management
Elizabeth A. Abdoo	Executive Vice President, General Counsel & Secretary

Effective December 31, 2016, Mr. Walter stepped down from his positions as President and Chief Executive Officer and as a member of the Board of the Directors of the Company. The Board appointed Mr. Risoleo President and Chief Executive Officer and a member of the Board effective January 1, 2017. Mr. Walter remained with the Company until January 31, 2017 to assist with the management transition. As discussed below, he received severance in accordance with the Company’s Severance Plan for executives. As previously disclosed on the Form 8-K filed with the SEC on January 18, 2017, Mr. Abji will retire from his position as Executive Vice President, Asset Management effective April 30, 2017. Mr. Abji will continue to work for the Company through October 31, 2017.

2016 Company Performance Highlights

Revenues for the Company increased for the seventh year in a row despite the sale of 10 hotels in the year, and we returned substantial capital to our stockholders in the form of dividends and share repurchases. Our stockholders were rewarded as total stockholder return for the year was 29%. We also undertook a number of initiatives in 2016 to better position the Company for long-term, sustainable growth. Some of the highlights for 2016 include:

•	Net income for the year was $771 million, while diluted earnings per common share was $1.02 per share, up 38% from last year.

•	Adjusted funds from operations per diluted share increased 10% to $1.69 per diluted share.

•	We returned $814 million to stockholders in the form of dividends and share repurchases. Based on the $0.20 per share quarterly dividend to be paid on April 17, 2017 and the Company’s closing stock price of $18.38 as of March 20, 2017 our current annualized dividend yield is 4.4%.

•	We sold 10 hotels for $497 million, further sharpening the portfolio’s focus on the Company’s major markets.

•	We maintained our investment grade rating on our senior long term unsecured notes.

•	We continued to be recognized as a leader for corporate action on climate change and again achieved a position on the 2016 Climate “A” List and Climate Disclosure Leadership Index (CDLI) by CDP; and achieved Green Star status, the highest possible designation, in the 2016 Global Real Estate Sustainability Benchmark (GRESB) survey.

For more complete information about our 2016 performance, please review the Company’s Annual Report on Form 10-K included in our mailing to stockholders. Adjusted FFO per diluted share used by the Compensation Committee as a performance measure is also used by the Company as a non-GAAP supplemental measure of operating performance in its earnings releases, financial presentations and SEC filings. For more information on this measure and a reconciliation to the comparable GAAP measure, see the Company’s Annual Report on Form 10-K in “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Host Inc. Reconciliation of Net Income to NAREIT and Adjusted Funds From Operations per Diluted Share” on page 94.

COMPENSATION DISCUSSION AND ANALYSIS

Results of 2016 Advisory Vote

Each year, the Compensation Committee considers the outcome of the stockholder advisory vote on executive compensation when making decisions relating to the compensation of the named executive officers and our executive compensation program design, structure and policies.

In 2016, stockholders continued their significant support for our executive compensation program with approximately 92% of the votes cast for approval of the “say on pay” proposal at the 2016 Annual Meeting of Stockholders. The Compensation Committee believes that the voting results, together with the 92% or better approval received since the inception of the advisory vote, conveyed our stockholders’ strong support of the philosophy, design and structure of our executive compensation program. The Committee considers the results of the stockholders’ advisory votes on executive compensation when making decisions about our executive compensation program.

Our Compensation Program

The Compensation Committee has approved the design and structure of our annual compensation programs, which provide for more flexibility in light of changing times and stockholder involvement. Our long-standing compensation philosophy, which has supported our business and talent needs over the past decade and the various economic cycles we have experienced is:

•	To foster a strong relationship between stockholder interests and executive compensation;

•	To provide annual and long-term incentives that emphasize performance-based compensation; and

•	To provide overall levels of compensation that attract and retain talented executives.

Elements of 2016 Program

There were no changes to the design or structure of the annual compensation program in 2016. It has three key elements, base salary, annual cash incentive, and long-term incentives. Importantly, it also:

•   Seeks to maximize the alignment between stockholder results and our executive incentives.

•   Emphasizes variable pay tied to performance, with the majority of the opportunity based on long-term incentive compensation, not salary and annual bonuses, and includes:

•   An annual cash incentive award that is based on the achievement of financial measures and objective individual performance goals; and

•   A long-term incentive program that is 100% performance-based delivered through a mix of restricted stock and stock options where the restricted stock comprises 90% of the target opportunity, and stock options deliver 10% of the target opportunity. Multiple measures of corporate performance are incorporated in the long-term incentive program, including:

•   Corporate financial, operating and strategic objectives that are drivers of long term value;

•   Individual performance objectives approved by the Compensation Committee that are aligned with our annual operating and strategic objectives; and

•   Relative total stockholder return measures (“TSR”) that compare the Company over a three-year term to multiple indices reflecting the Company’s competitors for investment capital.

COMPENSATION DISCUSSION AND ANALYSIS

Elements of 2017 Compensation Program

Over the course of 2016, we conducted an in-depth review of our executive compensation program, how it compared with peers and best practices, and how it was supporting our talent needs. For 2017, we elected to retain our annual incentive program design and make changes to our long-term incentive program, which are described below.

2017 Long-Term Incentive Program

Changes: • Discontinue use of stock options as part of the annual grants	Reasons for Changes: • Stock options represented only 10% of an executive’s target long-term incentive opportunity • Few peers utilize stock options to deliver long-term incentive awards

• Modify the mix of vehicles to 2/3 performance-based restricted stock units (“RSUs”) and 1/3 time-based RSUs

•    Provide for the majority of long-term incentive awards to be tied directly to achievement of objective performance goals while providing a portion of the award in retention-based RSUs that maintain alignment with stockholder value

• Remove individual measures of performance from the long-term incentive program	• Focus all of the executives on the same company-wide objective, quantifiable goals

• Reweight the corporate measures of performance to an equal mix of strategic objectives and relative TSR performance

•    Relative TSR performance is a commonly used and understood metric that compares our relative success at driving stockholder value compared to the S&P 500, an index of North American Real Estate Investment Trusts (“NAREIT”) and publicly-traded lodging companies

•    Our quantifiable strategic objectives measure our collective success at achieving pre-determined goals that we believe drive future stockholder value and create focus on shared objectives across the Company

• Utilize a forward-looking performance measurement period, replacing the mostly historical approach in our 2016 program	• Align all of the executives with future performance against strategic and financial performance goals • Better reflect typical and best practice of utilizing forward-looking goals

In addition to these structural changes to our long-term incentive program, we also enhanced our stock ownership guidelines by adding a mandatory retention ratio. Executives must hold 75% of their after-tax vested equity awards until their guideline is met. See “Additional Policies and Benefits—Stock Ownership and Retention Policy” in this CD&A.

COMPENSATION DISCUSSION AND ANALYSIS

Best Practices

Our compensation programs for 2016 and 2017 continue to incorporate our best practices:

What We Do

•     Compensation Committee comprised solely of independent directors;

•     An independent compensation consultant retained exclusively by the Committee and which has no ties to the Company;

•     Annual advisory vote on executive compensation;

•     Stock ownership and retention requirements for senior management and directors;

•     Regular reviews of our compensation and relative TSR peer groups and indices;

•     Regular briefings from the independent consultant regarding key trends in executive compensation and regulatory developments;

•     An annual review of the performance of the chief executive officer;

•     Market-aligned severance policy for executives with a double trigger for any change in control payments under the plan;

•     A policy authorizing recoupment of compensation that results from a misstatement of financial results;

•     Modest perquisites;

•     The vast majority of total compensation is tied to performance; and

•     Cap on performance-based compensation.

What We Don’t Do

•     No employment contracts with executive officers;

•     No individual change in control agreements;

•     No tax gross up on change in control payments or severance payments;

•     No pledging, hedging or short sales of Company securities by directors, officers or employees;

•     No pension plans or supplemental executive retirement plans;

•     No dividends paid on unvested restricted stock or restricted stock unit awards unless the awards actually vest;

•     No counting of performance vesting restricted stock toward our stock ownership guidelines; and

•     No option repricing without stockholder approval.

COMPENSATION DISCUSSION AND ANALYSIS

Target Compensation for 2016

The Compensation Committee annually sets total target direct compensation for senior executives. This consists of salary, an annual cash incentive based on the “target” level of performance, an award of restricted stock valued based on the “target” level of performance and stock options. The Committee’s decisions on this are informed with the assistance of its independent consultant, Pay Governance. The Committee reviews compensation levels, trends and practices every year, and has historically requested that Pay Governance conduct a thorough review every two years. This is because pay practices and market pay ranges generally do not change dramatically over a one year period, and the Committee prefers to take a broad view of the compensation landscape.

By way of background, Pay Governance, at the direction of the Committee, last conducted a comprehensive competitive review of the compensation provided to senior management for 2014, which was based on 2013 data. For 2015 compensation, the Committee determined that, as expected, there had not been much change in year over year compensation from 2014 to 2015, and the increases that had been approved for 2014 generally aligned the Company’s compensation levels with the data that had been considered at that time. Accordingly, increases in 2015 total target compensation were modest.

For 2016, the Committee requested that Pay Governance conduct a comprehensive review which would involve confirming the data sources and discussing program design elements and trends at the Committee’s July 2015 meeting, assessing pay data and evolving pay practices at the October 2015 meeting, and presenting recommendations for consideration and discussion in December 2015 with a final review and approval in February of 2016.

In July 2015, the Committee reviewed compensation design elements, trends and data sources for the compensation review. No changes in the data sources were made, which meant that, as in the past, data from three sources were approved by the Committee to use to generally assess and compare pay levels at the Company. These were (1) proxy pay data reported in recent proxy filings for 21 peer companies, (2) general industry survey data of companies for non-real estate specific functions, size adjusted based on revenues, and (3) NAREIT survey data focused on companies of similar size in terms of total capitalization. The proxy peer group did not change from 2015. Those companies had been screened based on operating in the real estate and/or hospitality industry, comparable size to the Company, similar business operations as the Company and/or having a global portfolio, and competitors for talent and investment capital. The proxy peer group consisted of:

COMPENSATION PEER GROUP

Apartment Investment & Management Company

AvalonBay Communities, Inc.

Boston Properties, Inc.

Duke Realty Corporation

Equity Residential

Federal Realty Investment Trust

General Growth Properties, Inc.

HCP, Inc.

Health Care REIT, Inc.

Hilton Worldwide Holdings, Inc.

Hyatt Hotels Corporation

Kimco Realty Corporation

The Macerich Company

Marriott International, Inc.

Prologis, Inc.

Public Storage

SL Green Realty Corp.

Starwood Hotels & Resorts Worldwide, Inc.

Ventas, Inc.

Vornado Realty Trust

Wyndham Worldwide Corporation

The NAREIT survey data would provide the Committee with industry specific references for a broad range of companies. It also would reflect companies against which the Company competes directly for talent and investment capital. The general industry database would present information from a broader market than the real estate industry and is consistent with the Company’s inclusion in the S&P 500 Index.

At the October 2015 meeting, there was no change in our philosophy or methodology, but the Committee, based on discussions with management and its consultant, determined that the planned comprehensive market review in 2015 for 2016 should be postponed until 2016 given the Company and industry performance conditions, which were down for the year. In February 2016, Mr. Walter discussed with the Committee the proposed 2016

COMPENSATION DISCUSSION AND ANALYSIS

compensation for senior management. As in 2015, the recommendation for base salary was an increase of 3%, consistent with the increase for all employees at the Company. Mr. Walter recommended no increase in compensation for himself and Mr. Marriott. The Committee considered management’s recommendations and approved modest increases in total target direct compensation.

The chart below shows the elements of total target direct compensation for 2016 and provides a comparison of the total to 2015. It does not include other benefits.

2016 Target Direct Compensation

	Salary	Annual Cash Incentive	Long-Term Incentives (1)	Total Target Compensation 2016	Total Target Compensation 2015
Mr. Walter (2)	$952,750	$1,429,125	$4,500,000	$6,881,875	$6,881,875
Mr. Risoleo	576,800	576,800	830,000	1,983,600	1,950,000
Mr. Larson	503,950	503,950	1,200,000	2,207,900	2,178,500
Mr. Abji	546,400	546,400	1,670,000	2,762,800	2,730,900
Ms. Abdoo	488,050	488,050	980,000	1,956,100	1,927,600

(1)	This reflects the “target” level value of long-term incentives. These are equity-based awards, and 90% of the target value shown is in the form of performance vesting restricted stock and the remaining 10% is in the form of stock options. The Compensation Committee determines the dollar value that should be awarded and the number of shares of restricted stock is then determined by dividing the value by the average of the closing prices of the Company’s common stock on the New York Stock Exchange for the 60 calendar days preceding December 31, 2015, which was $16.156. The Compensation Committee believes that an average price over a period of time is a better gauge of value as it mitigates volatility. Stock options are valued using the binomial method.
(2)	Mr. Walter was our President and Chief Executive Officer through December 31, 2016. His employment with the Company ended January 31, 2017.

2016 Compensation Results

Realized Pay

The table below, which supplements the Summary Compensation Table that appears on page 44, shows the compensation that might be realized for 2016 by each named executive officer other than Mr. Walter, who stepped down from his positions as President and Chief Executive Officer, and as a member of the Board of Directors of the Company, as of December 31, 2016. Our compensation program allows the named executive officers to earn compensation (except salary) at “threshold”, “target” and “high” levels based on performance on:

•	objective financial measures;

•	personal objectives;

•	corporate objectives; and

•	three-year relative TSR.

Realized compensation in 2016 was below total target direct compensation (which excludes amounts indicated under the column “All Other Compensation”) because of the Company’s performance on the relative TSR measures, which was below “threshold”. Relative TSR performance, which is measured over a three year period, represents 50% of the target value of the restricted stock award to executives, and no restricted stock vested based on performance at that level. Senior management did benefit from the one-year increase in the Company’s stock price as the value of options increased and the value of restricted stock that did vest increased. The Compensation Committee believes that the program functioned as designed with pay tied to performance of the Company and aligned with stockholder interests. As we describe later in this CD&A, key performance results included:

•	We achieved just above “target” payout under our annual cash incentive plan because of performance on our annual financial metrics with results just above “target” on each of Adjusted FFO and return on invested capital (“ROIC”). This is reflected in the table under “Non- Equity Incentive Plan Compensation”.

COMPENSATION DISCUSSION AND ANALYSIS

•	On three-year relative TSR, we were below “threshold” compared to the NAREIT Index, the Lodging Index and the S&P 500 Index as described below in the section entitled “2016 Results on Relative TSR Measures”. No shares vest for performance below “threshold.”

•	The stock price increased 22% in 2016, which increased the value of the restricted stock that did vest based on corporate and individual objectives as well as increased the value of options. The options were granted in February 2016 and vested upon completion of performance year 2016. There is no assurance that the named executive officers would actually realize the value attributed to these stock and option awards since the ultimate value of the stock and option awards will depend on when the vested shares subject to such awards are sold.

2016 Realized Pay Table (1)

Name	Salary	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	All Other Compensation	2016 Total Compensation Realized
James F. Risoleo	$576,800	$494,378	$48,920	$637,100	$92,997	$1,850,195
Gregory J. Larson	503,950	714,788	107,281	556,600	110,395	1,993,005
Minaz B. Abji	546,400	923,685	149,301	576,200	98,774	2,294,360
Elizabeth A. Abdoo	488,050	600,417	87,612	548,800	60,318	1,785,198

(1)	Amounts shown for the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns equal the amounts reported in the Summary Compensation Table.

(2)	Amounts shown represent the value of the annual restricted stock awards that vested for performance year 2016. It excludes shares that were forfeited. The value is calculated by multiplying the number of shares vested by the closing price of the Company’s common stock on the vesting date of February 8, 2017, which was $18.33.

(3)	The value attributable to the stock options is based on the difference between the exercise price of the options on the date of grant, February 4, 2016, which was $14.20, and the closing price of the Company’s stock price on the vesting date of December 31, 2016, which was $18.84.

The difference between this supplemental table and the Summary Compensation Table is as follows:

•	Stock Awards: First, the Summary Compensation Table values the entire stock award made to the named executive officers in 2016. In contrast, the Realized Pay Table shows amounts based on the value of the actual number of shares that vested for performance year 2016 and excludes forfeited shares. Second, the amounts shown in the Summary Compensation Table for stock awards reflect the grant date fair value of stock awards at the time the stock awards were deemed to be granted for accounting purposes, which was February 4, 2016. The Realized Pay Table values the actual shares received based on fair market value of the Company’s common stock on the date of vesting, February 8, 2017, which was $18.33 multiplied by the actual shares earned.

•	Stock Options: The amounts shown in the Summary Compensation Table reflect the value of the options on the dates of grant. In contrast, the Realized Pay Table shows the value for the stock options based on the difference between the market price of the Company’s common stock on the date the options vested, December 31, 2016, and the exercise price of the options, which was the fair market value on the date of the grant.

For a detailed description of the grant date fair value of the stock awards and option awards, please see footnotes 2 and 3 to the Summary Compensation Table. This table is not a substitute for the Summary Compensation Table and is intended to provide additional information that the Company believes is useful in facilitating an understanding of 2016 realized compensation amounts to executive officers.

Mr. Walter’s Severance

On December 14, 2016 the Company announced that Mr. Walter would step down from his positions as President and Chief Executive Officer and a member of our Board effective December 31, 2016. Mr. Walter was entitled to, and received, severance under the Company’s Severance Plan when he left the employment of the Company on January 31, 2017. Under that plan, in exchange for a one year non-solicitation and non-competition

COMPENSATION DISCUSSION AND ANALYSIS

agreement, Mr. Walter received a payment of $5,279,500, which was two times his annual base salary plus two times the average of the annual incentive bonus for the three years 2013-2015, and continued coverage of group medical, vision and dental benefits for 18 months, for which the Company will pay the premium costs of $38,417. Under the restricted stock agreement, Mr. Walter vested in 250,681 shares of common stock, which represented shares that would vest at the “target” level of performance for 2016 (50% of his annual award). Mr. Walter also will receive his distribution under the Executive Deferred Compensation Plan, in which he has fully vested, in accordance with the terms of that plan. Mr. Walter was not entitled to receive a separate annual cash bonus for performance year 2016 under the Company’s annual incentive plan, which requires employment on the date of payment, and did not receive any amounts other than those pre-determined under the terms of the Company’s Severance Plan and the terms of his restricted stock award.

Salary

Base salary is set at an annual rate, and, as discussed above, increases were 3% in 2016 other than for Mr. Walter. This was the same percentage increase in 2015 and the same percentage increase as for all other employees. Salary as a percentage of the named executive officers’ total target compensation ranged between 14% and 29% in 2016.

Name	Salary 2016	Salary 2015	Increase %
Mr. Walter	$952,750	$952,750	0
Mr. Risoleo	576,800	560,000	3
Mr. Larson	503,950	489,250	3
Mr. Abji	546,400	530,450	3
Ms. Abdoo	488,050	473,800	3

Annual Cash Incentive

All employees participate in the annual cash incentive program. Any awards earned are based on (1) the Company’s performance against two annual financial metrics, Adjusted FFO per diluted share (“Adjusted FFO”), and Return on Invested Capital (“ROIC”, defined below), and (2) performance on individual objectives. The annual cash incentive was weighted as follows for the named executive officers:

The financial performance measures of Adjusted FFO and ROIC are key metrics for the Company and the most significant portion of executives’ annual cash bonus is tied to the Company’s financial performance for the year. FFO per diluted share is the predominant measure of operating performance used by real estate investment trusts and the Company uses the measure in accordance with National Association of Real Estate Investment Trusts guidelines, with certain adjustments, as a supplemental measure of operating performance in its earnings releases and financial presentations. ROIC provides an emphasis on investing capital effectively. In the cyclical real estate / hospitality market, this focus on using capital effectively enhances the opportunity for longer term stability and growth.

COMPENSATION DISCUSSION AND ANALYSIS

The individual performance goals create line of sight and motivate behaviors that support the Company’s annual business plan and long-term strategy. These goals represent the smallest component of the named executive officers’ annual incentive award opportunity, reflecting the Committee’s continued belief that the incentive emphasis for senior executives should be primarily on Company performance.

The target annual cash incentive represents 20%-29% of the named executive officers’ total target compensation. The total amount that a named executive officer may earn depends on: (1) salary or eligible earnings, because the award is calculated and paid as a percentage of the annual salary or amount earned, (2) the level of performance achieved on Adjusted FFO and ROIC, and (3) the level of performance achieved on individual goals. Performance levels are set at “threshold”, “target” and “high” and results are interpolated between these levels. There is no bonus if performance is “below threshold”, and bonuses are capped at the “high” level. The chart below shows the target annual incentive award as a percentage of salary for each named executive officer, other than Mr. Walter, in 2016. Mr. Walter was not entitled to receive a separate annual cash bonus for performance year 2016 under the Company’s annual incentive bonus plan, which requires employment on the date of payment.

Target Annual Incentive

Name	Salary	Target as % of Salary	Target Annual Incentive
Mr. Risoleo	$576,800	100	$576,800
Mr. Larson	503,950	100	503,950
Mr. Abji	546,400	100	546,400
Ms. Abdoo	488,050	100	488,050

2016 Results on Financial Measures. The “threshold”, “target” and “high” goals for Adjusted FFO and ROIC were established in February 2016 by the Compensation Committee based on, and subject to review and approval of, the Company’s 2016 business plan and budget by the Board of Directors. The chart below shows these measures and the Company’s actual results for 2016, which were determined by the Compensation Committee in February 2017.

2016 Actual Results on Financial Measures

(1)	ROIC is calculated as property-level EBITDA divided by the invested capital for all comparable consolidated properties. Property-level EBITDA is defined as the earnings before interest, taxes, depreciation and amortization of our comparable, owned hotels after eliminating corporate-level costs and expenses related to our capital structure. Invested capital is defined as the purchase price of a property plus all capital expenditures, excluding the furniture, fixture and equipment reserve contributions, which are typically 5% of gross revenues.

COMPENSATION DISCUSSION AND ANALYSIS

2016 Results on Individual Performance Goals. At the beginning of each year, senior management proposes and drafts performance goals based on the annual business plan of the Company, long-term strategic objectives and individual department objectives. The Compensation Committee reviewed these proposed goals at its February 2016 meeting, adopted any revisions it deemed appropriate and approved the named executive officers’ goals. Since they are tied to the Company’s plans and strategy, the goals are designed to be attainable at a “target” level. The Compensation Committee also conducted a mid-year review of the personal goals at its July 2016 meeting to ensure that they were still appropriate. No changes were made. The Compensation Committee discussed each executive’s performance at its February 2017 meeting. Its assessments of the named executive officers were based, in part, on each executive’s written assessment of his or her performance as well as discussions with Mr. Risoleo. The Committee discussed each of the named executive officer’s performance and its recommendations with the independent directors in an executive session.

Mr. Risoleo’s individual goals included (i) implementing the disposition plan; (ii) managing the redevelopment plan at The Phoenician and developing strategic plans for several identified assets; (iii) implementing the 2016 European investment strategy; and (iv) enhancing the strength and development of the Company’s West coast office. Target for individual goals was 20% of base salary. Actual was 24.00%.

Individual goals for Mr. Larson included (i) implementing the Company’s 2016 finance plan; (ii) directing the strategic planning process; (iii) overseeing the enhancement of efficiency processes in finance, tax and accounting; and (iv) updating the investor strategy. Target for individual goals was 20% of base salary. Actual was 24.00%.

Mr. Abji’s individual goals in 2016 included (i) achieving budgeted operating objectives in the U.S. and Europe on RevPAR growth and other metrics; (ii) achieving operating budgets for repositioned assets and assets with new operators; (iii) implementing new operating strategies to improve profitability; and (iv) assisting in the strategic planning process. Target for individual goals was 20% of base salary. Actual was 19.06%.

Individual goals for Ms. Abdoo in 2016 included (i) resolving key open litigation matters and claims; (ii) overseeing analyses and any negotiations arising from industry consolidations; and (iii) overseeing the negotiation of franchise and independent operator agreements. Target for individual goals was 20% of base salary. Actual was 26%.

Summary of Annual Cash Incentive. Based on the Committee’s review and determinations discussed above, the named executive officers received the following annual cash incentive:

			Results 2016 Annual Incentive
Name	Target as % of Salary	Target Bonus	FFO Award	ROIC Award	Individual Performance	Total Bonus (1)
Mr. Risoleo	100	$576,800	$348,848	$149,732	$138,432	$637,100
Mr. Larson	100	503,950	304,788	130,821	120,948	556,600
Mr. Abji	100	546,400	330,462	141,841	103,816	576,200
Ms. Abdoo	100	488,050	295,172	126,693	126,893	548,800

(1)	Total bonus amounts are rounded up to the nearest $100.

Long-Term Incentives

The long-term incentives are equity-based awards and provide 90% of the target value in the form of performance vesting restricted stock and the remaining 10% in the form of stock options. In combination, these awards represent the largest component of the named executive officers’ total target compensation, representing between 42% and 65% in 2016. Dividends accrue on unvested shares, but are paid only when, and if, the restrictions on the awards lapse, that is, the shares vest based on performance. The treatment of Mr. Walter’s restricted stock award is described above in the section entitled “Mr. Walter’s Severance.”

COMPENSATION DISCUSSION AND ANALYSIS

All of our long-term incentive compensation is performance-based. Performance shares vest based on relative TSR, corporate, and individual performance. These measures provide a link to stockholder value, with recognition of the other companies that Host may be competing against for capital. Stock options provide a link to absolute stockholder value creation through a sole focus on stock price appreciation.

Restricted Stock

Our long-term incentive program provides an annual award of performance based restricted stock at the beginning of each year to more regularly incorporate stockholder feedback. Further, to remain consistent with our desire to maintain strong alignment with stockholder results, we grant the maximum number of shares that an executive may earn over the performance period.

In this structure, if our high performance goals are not achieved, the executive forfeits the right to earn the full number of shares granted. We believe this approach better communicates the “loss” an executive incurs in his/her earning opportunity if our goals are not achieved.

All awards of restricted stock vest based on performance on corporate and individual objectives approved by the Compensation Committee at the outset of the year and on three relative TSR measures. The program design uses a three-year performance period for relative TSR, and the grant for 2016 vests based on the three-year (2014-2016) cumulative relative TSR performance.

The vesting of the restricted shares awarded in 2016 was dependent upon:

2016 Restricted Stock Vesting

Achievement levels are set for “threshold” at which 25% of shares may be earned, “target”, at which 50% of the shares may be earned and “high” performance, at which all shares are earned. No shares are earned if performance is below threshold, and results will be interpolated between the levels of threshold, target and high.

2016 Results on Individual Performance. Individual goals represent 16.67% of the target stock award and the results were consistent with those described above under “Annual Cash Incentive”. The chart below shows for each named executive officer, the total shares that were eligible to be earned for individual performance, the “target” level of shares, the actual shares earned and the shares forfeited by each named executive officer.

	Individual Performance Shares
	Shares Granted (High)	Shares Granted (Target)	Shares Earned	Shares Forfeited
Mr. Risoleo	15,412	7,706	9,247	6,165
Mr. Larson	22,283	11,142	13,370	8,913
Mr. Abji	31,010	15,505	14,730	16,280
Ms. Abdoo	18,198	9,099	11,829	6,369

COMPENSATION DISCUSSION AND ANALYSIS

2016 Results on Corporate Performance Objectives. Corporate objectives represent 33.33% of the target stock award. As with individual performance goals, these are proposed by senior management at the beginning of the year and reviewed by the Compensation Committee at its February 2016 meeting. The goals are tied to the annual business plan and strategy of the Company with an emphasis on encouraging the objectives and results that the Company believes will ultimately drive long-term stockholder value creation and preservation. Summarized below is an assessment of our Company’s performance against the corporate level objectives established for 2016, the indicated level of achievement, plus the appropriate percentage award.

Operations

Weighting	Target	Achieved	Achievements
20%	6.6%	5.0%

We had lower revenue growth for our Company hotel operations than budgeted but solid expense savings which offset the revenue shortfall. In Europe, we had expected a slight decline in RevPAR, as we anticipated that tourist travel would drop off in France and London, and had assumed that we would have negligible revenue growth. Ultimately, similar to what we experienced in the US, our revenues fell short of expectations, but the decline in our expenses matched the revenue decline. As expected, the portfolio benefitted from less construction disruption in 2016, as market share for the full year increased slightly. In addition to the performance of the overall portfolio, we were slightly below our goal of meeting or exceeding our projections for our major redevelopments and the properties that had experienced a change in operators.

Redevelopments

Weighting	Target	Achieved	Achievements
20%	6.7%	10%

Our redevelopment objectives for 2016 focused on two major objectives: successfully completing the construction of our three hotel redevelopment projects and the ballroom at the Marriott Marquis San Diego Marina, plus beginning the development process for several potential value enhancement projects we had identified in the portfolio. We completed three of the four projects on time and within or under budget. In San Diego, we completed the ballroom/exhibit hall on schedule and below our budget target. At The Phoenician, A Luxury Collection Resort, we completed a comprehensive renovation of all of the rooms in the main building, the casitas and the luxury Canyon Suites. At the Hyatt Regency San Francisco Airport, we completed rooms and meeting space renovations, as well as transforming the atrium area, and repositioning food and beverage outlets. At the Denver Marriott Tech Center, we completed a comprehensive rooms and meeting space renovation. We also advanced several value enhancement projects during the course of the year.

Investments/Dispositions

Weighting	Target	Achieved	Achievements
20%	6.7%	10.0%	We continued to strategically sell assets that we believed would experience lower growth and/or higher capital expenditures requirements. During 2016, we sold 10 properties for proceeds of approximately $467 million. Since we announced our strategy to exit the Asia-Pacific market in September 2015, we have sold all seven of our New Zealand hotels for a total of approximately NZ$257 million ($174 million), including the repayment of NZ$105 million ($72 million) of mortgage debt. We purchased the ground lease at the Key Bridge Marriott. We were able to place the 277 room Don CeSar hotel, located in the Tampa Florida metro area, under a binding contract, which closed in February 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Finance/Strategy

Weighting	Target	Achieved	Achievements
20%	6.7%	6.7%

Our focus in 2016 was largely devoted to our international and joint venture debt obligations. During the course of the year, we refinanced the debt of the Hyatt Place Nashville, extended the loan on the Sheraton Stockholm until 2021, extended the loan on the Sheraton Berlin to 2021 and extended the term of the loans on our New Zealand and Australian assets to allow for the orderly disposition of the assets. We also acquired 13.8 million shares of stock, for a total purchase of approximately $218 million, which reflects an average share price of $15.79 for the full year. We continued to enhance our investor communications by updating and improving our corporate presentation and holding an investor day in November. We began work on the strategic plan which continued throughout the year.

Organizational

Weighting	Target	Achieved	Achievements
20%	6.6%	6.6%

We completed a series of initiatives designed to improve the organization’s performance going forward. These included a complete redesign of our corporate website, completion of an enhanced efficiency assessment of processes in finance, tax and accounting, leadership development training and a comprehensive associate survey to develop a set of organizational opportunities and recommended actions.

Totals for All Corporate Objectives

Weighting	Target	Achieved
100%	33.3%	38.3%

The chart below shows for each named executive officer, the total shares that were eligible to be earned on corporate objectives, the “target” level of shares, the actual shares earned and the shares forfeited by each named executive officer.

	Corporate Performance Shares
	Shares Granted (High)	Shares Eligible (Target)	Shares Earned	Shares Forfeited
Mr. Risoleo	30,824	15,412	17,724	13,100
Mr. Larson	44,565	22,283	25,625	18,940
Mr. Abji	62,020	31,010	35,662	26,358
Ms. Abdoo	36,395	18,198	20,927	15,468

COMPENSATION DISCUSSION AND ANALYSIS

2016 Results on Relative TSR Measures. The Company’s relative TSR was compared to the three market references for the three-year period January 1, 2014 through December 31, 2016. Shares vested based on the performance of the Company’s relative TSR (measured as a percentile) compared to each reference. No shares are earned if performance is “below threshold”.

2016 Actual TSR Results (1)

(1)	TSR is the increase in the price of the Company’s common stock at year end December 2016 over the price at year-end December 2014, plus dividends paid on the Company’s common stock during the relevant years. The stock price will be calculated, in each case, as the average of the closing price of the Company’s common stock on the NYSE on the last 60 calendar days of the relevant year.

(2)	The Lodging Index is comprised of the following companies: Hyatt Hotels Corporation, LaSalle Hotel Properties, Ryman Hospitality Properties, Inc., RLJ Lodging Trust, Sunstone Hotel Investors, Inc. and Diamondrock Hospitality Co.

The Company’s relative TSR results were below threshold compared to all indices. As a result, all TSR shares were forfeited. The chart below shows the amount of shares forfeited by each named executive officer.

TSR Shares Forfeited
Mr. Risoleo	46,237
Mr. Larson	66,848
Mr. Abji	93,031
Ms. Abdoo	54,592

Summary of Restricted Stock Results. The chart below summarizes the shares earned and forfeited by the named executive officers in 2016. Total shares earned were substantially below “target” due to the Company’s results on the relative TSR measures.

	Total Shares Granted (Target)	Total Shares Earned	Total Shares Forfeited
Mr. Risoleo	46,237	26,971	65,502
Mr. Larson	66,848	38,995	94,701
Mr. Abji	93,031	50,392	135,669
Ms. Abdoo	54,593	32,756	76,429

Shares would also vest in the event of an executive’s death or disability or, under certain circumstances, under the Severance Plan. Please see the discussion under “Additional Policies and Benefits—Severance Plan.” As

COMPENSATION DISCUSSION AND ANALYSIS

described under “Additional Policies and Benefits—Perquisites and Other Individual Benefits,” Mr. Walter agreed to accept proceeds under life insurance policies to offset long-term incentive compensation that would vest in the event of his death.

Stock Options

Stock options represent 10% of the total target equity value. Grants are made annually and vest at the end of the calendar year in which the grants were made. Stock options are valued using the binomial options pricing model. Options have a 10-year maximum life and no cash dividends accrue or are paid on options. The Compensation Committee awarded the following stock options to the named executive officers on February 4, 2016 at an exercise price of $14.20 per share, which was the closing price of the Company’s common stock on the date of the award. All options vested on December 31, 2016, at which time the Company’s closing stock price was $18.84.

Name	Stock Options
Mr. Walter	152,542
Mr. Risoleo	28,136
Mr. Larson	40,678
Mr. Abji	56,610
Ms. Abdoo	33,220

Risk Considerations

Both prior to continuing the annual program in 2016 and prior to making its determinations on results and payments under the program, the Compensation Committee considered whether the design and structure created incentives for senior management to engage in unnecessary or excessive risk taking. The executive compensation program is designed to reward the named executive officers and other members of senior management for reaching or exceeding financial, personal and corporate goals approved by the Compensation Committee. The Committee considered the following factors:

•	the pay mix is weighted toward long-term incentives that align senior management interests with stockholders;

•	total pay is capped—including annual cash incentives and long-term incentives, which are granted at a “high” level of performance;

•	“tally sheets,” prepared by Pay Governance, the independent consulting firm retained by the Compensation Committee, are reviewed and address all elements of compensation for the named executive officers and potential outcomes under a range of scenarios from low to high performance;

•	stock ownership and retention guidelines ensure that senior management will retain an ownership stake and prohibit sales that would allow executives to fall below the ownership requirements;

•	internal policies prohibit use of margin accounts, hedging or pledges of stock;

•	a recoupment policy is in effect (as described in more detail below);

•	performance metrics are tied to key measures of short-term success (such as Adjusted FFO and ROIC) and long-term success (such as development of strategic plans, organizational bench strength and succession planning);

•	personal performance is emphasized, allowing line-of-site with controllable results;

•	financial performance is reviewed with the Audit Committee; and

•	the financial measures of Adjusted FFO and ROIC are tied to the annual budget and business plan which the Board reviews, discusses and approves.

The Compensation Committee has full responsibility for approving the goals and the resulting payouts and retains the discretion to reduce awards as appropriate. Based on these factors, the Company believes that the program appropriately focuses on executive performance and does not create an incentive for management to engage in unnecessary and excessive risk taking.

COMPENSATION DISCUSSION AND ANALYSIS

Additional Policies and Benefits

While the key elements of the executive compensation program and compensation actions are described above, the named executive officers are also eligible to participate in the Company’s health and welfare programs, our tax-qualified Retirement and Savings Plan (401(k)), and other programs on the same basis as all other employees. There are also additional benefits and policies that apply only to the named executive officers and other senior executives, which are described here.

Stock Ownership and Retention Policy

All members of senior management must comply with the Company’s equity ownership and retention policy which ensures that senior executives have a meaningful economic stake in the Company, while allowing for appropriate portfolio diversification.

The policy, which was amended effective January 1, 2017, provides that members of senior management should own and retain stock equal to the following respective multiple of their annual salary rate:

CEO—six times annual salary rate;

Executive Chair—six times annual salary rate;

Executive Vice Presidents—three times annual salary rate;

Managing Directors—three times annual salary rate; and

Senior Vice Presidents (Department Heads)—two times annual salary rate.

Members of senior management are expected to satisfy the minimum stock ownership levels required by the policy and, once achieved, remain at, or above, their required ownership level as long as they remain employed by the Company.

In order to progress toward the stock ownership requirement, employees must retain 75% of “Covered Shares” until the equity ownership level is attained. For the purposes of the policy, “Covered Shares” are the net after-tax shares received upon the vesting of each stock award under any Company equity compensation plan or other written compensation arrangement.

Only certain types of equity are counted when determining compliance with the policy: (a) stock owned directly; (b) stock purchased through the Company’s stock purchase or deferred stock plans; and (c) stock acquired as a result of vesting of stock under the Company’s equity compensation program. Vested and unvested stock options or stock options exercised and held are not included in the calculation.

Senior management is prohibited from selling any shares (other than shares to satisfy tax obligations) if they are not in compliance with the policy or if the sale would result in holdings below the guidelines. None of senior management has a plan in place by which they sell Company stock on a periodic basis (referred to as a 10b5-1 plan). The Compensation Committee reviews compliance with the policy, and all named executive officers are in compliance.

Recoupment Policy

The Company adopted a policy, effective January 1, 2012, that requires the reimbursement of excess incentive compensation payments in the event that the Company is required to make a material restatement of its financial statements. The policy applies to all members of senior management and ensures that any fraud, intentional misconduct or illegal behavior leading to a restatement of the Company’s financial result would be properly addressed. Under the policy, the Board would review all incentive plan compensation that was paid on the basis of having met or exceeded specific performance targets for performance periods in question. If the cash incentive awards or stock compensation received under the program would have been lower had they been calculated based on such restated results, it is the general policy of our Board to seek to recoup, for the benefit of the Company, the portion of the excess compensation that was received by any individual who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. The Board will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board believes to be reasonable. The policy will be revised under the Dodd-Frank Act once regulations implementing the recoupment policy requirements of that law are finalized.

COMPENSATION DISCUSSION AND ANALYSIS

Insider Trading Controls, Hedging, Short Sales and Pledging

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving our stock or other securities, the Company’s Insider Trading Policy Statement, which was adopted in 2001, provides that directors, officers and employees, and family members sharing the same household, shall not engage in any of the following activities with respect to Company securities:

(1) “In and out” trading in Company securities; Company securities purchased in the open market must be held for a minimum of six months and ideally longer; (2) Short sales, including “selling against the box” transactions; (3) Buying or selling puts or calls (options) or other derivatives on our stock or other securities or entering into hedging transactions on Company securities; this does not pertain to the exercise of stock options granted by the Company to its employees, the terms of which prohibit such trading; and (4) Margin Accounts or Stock Pledges; the Company prohibits employees and directors from purchasing Company securities on margin or holding Company securities in a margin account or otherwise pledging Company securities as collateral for loans.

Executives and directors annually certify that they have complied with the policy, and no Company securities are currently pledged nor will executives and directors be permitted to pledge them in the future.

Perquisites and Other Personal Benefits

We provide executive officers with perquisites that we believe to be fair, reasonable and primarily based on our business. They consist of (1) dining, complimentary rooms and other hotel services when on personal travel at hotels that we own or that are managed by our major operators, (2) financial planning and tax services, and (3) reimbursement for taxes associated with these benefits. We are in the lodging industry and we believe that it is appropriate to encourage our executives to continually enhance their understanding of our properties and the operations of our key managers at our properties and other hotels in the same class as our portfolio. This assists in portfolio development and improvements. In addition, we believe that offering financial planning and tax services represents a minimal cost while ensuring that executives are in compliance with tax requirements. Since we encourage our executives to use these perquisites and the Company gains benefits from their knowledge and feedback on our managers and properties, we feel that it is appropriate to reimburse them for the taxes incurred upon such benefits.

In connection with the restricted stock award, at the Company’s request, Mr. Walter agreed to purchase a life insurance policy and to accept the proceeds under the policy to offset some or all of the stock compensation that would vest and be payable in the event of his death. The Company believes that it benefits from this policy because the proceeds from the life insurance policy would mitigate the effect on the Company’s financial statements of the accelerated vesting of the restricted stock award, which would occur upon an executive’s death. The Company reimbursed Mr. Walter for the cost of the policy and the taxes payable as a result of the reimbursement. As of January 1, 2017, the Company no longer requests executives to purchase, or reimburses executives for, any such policies.

Executive Deferred Compensation Plan

Our Executive Deferred Compensation Plan allows participants to save for retirement in excess of the limits applicable under our Retirement and Savings Plan. It is not a tax qualified plan. Eligible employees, including the named executive officers, may defer up to 100% of their cash compensation (that is, salary and bonus) in excess of the amounts first deferred into the Retirement and Savings Plan. We provide a match of $.50 for each $1.00 deferred under the plan, up to a maximum of 6% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, we may make a discretionary matching contribution of up to $.50 on each $1.00 up to 6% of the participant’s compensation. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

Severance Plan

The Company has a severance plan that has been in effect since 2003 and applies to employees at the level of senior vice president and above. The Compensation Committee believes that a severance plan allows the

COMPENSATION DISCUSSION AND ANALYSIS

Company to provide properly designed severance benefits on a consistent basis, which promotes stability and continuity of senior management. The Committee annually reviews the terms of the severance plan. The provision of severance upon a change in control aligns the Company’s interests with its stockholders by eliminating distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management during a critical period. The severance plan requires a “double trigger” for payment in the context of a change in control, that is, there must be both a change in control and a termination by the Company without “cause” or by the executive for “good reason” in the period beginning 30 days prior to the change in control and ending one year after the change in control. Significantly, the severance plan does not provide for tax gross-ups on any payments made in connection with a termination or a change in control. The cost of any excise tax that a member of senior management might incur related to a payment under the plan would be borne by the individual. The Company believes the severance plan is appropriate, and the Compensation Committee reviews annually trends in severance practices for executives. In addition, prior to its annual compensation determinations, the Compensation Committee reviews the level of severance pay and benefits that the named executive officers would receive under the plan and under stock and option agreements. Under the restricted stock agreements and stock option agreements, a change in control coupled with a triggering event would result in the acceleration and vesting of all long-term incentive awards.

For additional information regarding the severance plan, including an estimate of payments the named executive officers would have been entitled to receive on December 31, 2016 upon various termination events, see “Executive Officer Compensation—Severance and Change in Control Payments.”

Tax and Accounting

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer and its three other highest paid executive officers (other than the Chief Financial Officer), unless such compensation is performance based and certain specific and detailed criteria are satisfied. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., the operating partnership through which we conduct all operations, and its subsidiaries, and not directly by the Company. As a result, we believe that none of our employees are subject to the $1 million compensation deduction limit under Section 162(m).

However, in the event that some portion of employee compensation is subject to Section 162(m) but fails to be deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to our stockholders or to pay tax on the undistributed income provided we have distributed at least 90% of our adjusted taxable income. In such event, the Compensation Committee may consider the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the Committee’s control also may affect deductibility of compensation. Accordingly, the Committee may determine that it is appropriate to structure compensation packages in a manner that may not be deductible under Section 162(m).

All restricted stock awards to senior executives have been classified as liability awards due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. The Company therefore recognizes compensation expense over the requisite service period based on the fair value of the award at the balance sheet date. The value of all restricted stock awards is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). The Committee makes its assessments on the appropriate value of the restricted stock awards for target compensation based on the fair market value of the common stock on the date of grant or a 60 day calendar average of closing stock prices of the Company’s common stock on the New York Stock Exchange and also considers the closing price of the stock on the date of grant. These values would not be reflected in the Company’s financial statements because liability awards are re-measured to fair value each reporting period.

EXECUTIVE OFFICER COMPENSATION

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table for Fiscal Year 2016

Name	Year	Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Richard E. Marriott (6) Chairman of the Board
	2016	$396,777	$—	$—	$316,800	$45,124	$758,701
	2015	396,777	—	—	306,400	189,696	892,873
	2014	385,220	—	—	382,400	60,957	828,577
W. Edward Walter (7) President and Chief Executive Officer
	2016	952,750	2,633,820	384,406	—	5,428,498	9,399,474
	2015	952,750	4,866,801	449,999	1,471,500	225,660	7,966,710
	2014	925,000	4,060,574	439,446	1,878,100	245,313	7,548,434
James F. Risoleo President and Chief Executive Officer effective January 1, 2017 and formerly Executive Vice President, Managing Director, Investments - Europe & West Coast
	2016	576,800	485,792	70,903	637,100	92,997	1,863,591
	2015	551,580	738,408	74,863	610,100	90,553	2,065,505
Gregory J. Larson Executive Vice President, Chief Financial Officer
	2016	503,950	702,350	102,509	556,600	110,395	1,975,804
	2015	489,250	1,297,825	119,998	518,500	86,570	2,512,143
	2014	475,000	1,082,799	117,184	650,100	74,416	2,399,499
Minaz B. Abji Executive Vice President, Asset Management
	2016	546,400	977,437	142,657	576,200	98,774	2,341,467
	2015	530,450	1,806,144	166,999	559,500	149,831	3,212,923
	2014	515,000	1,506,928	163,085	701,000	93,756	2,979,769
Elizabeth A. Abdoo Executive Vice President, General Counsel
	2016	488,050	573,585	83,714	548,800	60,318	1,754,468
	2015	473,800	1,059,865	97,998	503,300	71,918	2,206,881
	2014	460,000	884,312	95,704	677,300	62,764	2,180,079

(1)	Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year.

(2)	The amounts in this column reflect the grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718 and do not reflect the number or value of the shares that were actually earned. For a chart of 2016 realized pay for each of the named executive officers, see page 32 of the Compensation Discussion & Analysis (“CD&A”).

EXECUTIVE OFFICER COMPENSATION

Grant Date Fair Value

The CD&A explains the performance conditions for vesting of restricted stock, which are the satisfaction of corporate performance objectives and annual personal performance objectives (“Performance-based Awards”) and the results of the Company’s annual total stockholder return (“Market-based Awards”) compared against three indices, the NAREIT Equity Index, a lodging index of seven companies (“Lodging Index”), and the S&P 500 Index (“S&P Index”). Please see “2016 Compensation Results—Long-Term Incentives.” The supplemental chart below shows the restricted stock that was eligible to vest in 2016 as allocated between Performance-based Awards and Market-based Awards based on the fair value of the awards on the grant date.

				Total Fair Value
	Performance-based Awards		Market-based Awards	Assumes Performance Based Awards earned at Target	Assuming All Awards earned at High
	Target level (a)	High level (a)	High Level (b)
W. Edward Walter	$1,779,835	$3,559,670	$853,985	$2,633,820	$4,413,655
James F. Risoleo	328,276	656,551	157,516	485,792	814,067
Gregory J. Larson	474,621	949,242	227,729	702,350	1,176,971
Minaz B. Abji	660,513	1,321,026	316,924	977,437	1,637,950
Elizabeth A. Abdoo	387,610	775,221	185,975	573,585	961,195

(a)	Performance-based Awards: Per FASB ASC Topic 718, performance conditions do not reduce the per share fair value of the award. However, awards are only recognized if achievement is probable. Therefore, we calculate the value of our performance awards based on the number of shares we expect to issue, which will generally be at the target level on the grant date, multiplied by the grant date stock price. Accordingly, for 2016, the grant date fair value is based on the stock price on February 4, 2016, the date the stock awards were deemed to be granted for accounting purposes, which is $14.20, multiplied by the expected performance level, which we set at “target”, or 50%.

We have also included in the above table the total amount of awards that could be earned assuming a “high” level of performance, which is 100% of the award, at the stock price on the grant date of $14.20. No similar disclosure has been made for the Market-based Awards as they have already been calculated as the maximum number of shares issued at the high level of performance multiplied by the grant date fair value. See Note (b) below.

(b)	Market-based Awards: Per FASB ASC Topic 718, market conditions will reduce the per share fair value of the award. However, the number of awards recognized for accounting purposes is not adjusted for the probability of achievement. Therefore, the grant date fair value of the Market-based awards reflects the total number of shares that can be earned at a performance level of “high” (100% of the shares); while the value per share reflects the market conditions that must be achieved, and will, therefore, be less than the stock price on the grant date. Accordingly, for 2016, the grant date fair value is based on the fair value at February 4, 2016, the grant date, using a simulation, or MonteCarlo, method multiplied by the maximum number of shares that can be issued at “high”.

Grant Date Fair Value of Market-based Awards

February 4, 2016

NAREIT Equity Index Shares		Lodging Index Shares		S&P Index Shares
Closing stock price on grant date	$14.20	Closing stock price on grant date	$14.20	Closing stock price on grant date	$14.20
1-year Volatility of Host	29.6%	1-year Volatility of Host	29.6%	1-year Volatility of Host	29.6%
Risk free interest rate	0.52%	Risk free interest rate	0.52%	Risk free interest rate	0.52%
Stock Beta Compared to NAREIT Equity Index	1.25	Stock Beta compared to Lodging Equity Index	1.09	Stock Beta compared to S&P Equity Index	1.19
Grant date fair value	$1.42	Grant date fair value	$5.60	Grant date fair value	$3.20

EXECUTIVE OFFICER COMPENSATION

Balance Sheet Date Fair Value

The Company recognizes compensation expense in its financial statements for the restricted stock awards based on the fair value at the balance sheet date, not the grant date. This is because the awards are classified as liability awards, primarily due to settlement features that allow recipients to have a percentage of the earned award withheld to meet tax requirements in excess of the statutory minimum withholding. The supplemental chart below shows the fair value of the restricted stock awards at the December 31, 2016 balance sheet date and based on the stock price of $18.84 as of that date. These amounts correspond to the expense recorded and disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Balance sheet fair value
W. Edward Walter	$4,722,830
James F. Risoleo	435,543
Gregory J. Larson	629,708
Minaz B. Abji	876,343
Elizabeth A. Abdoo	514,266

For additional information on the assumptions used by the Company in calculating the fair value of the restricted stock awards as of the balance sheet date, please see “Note 8—Employee Stock Plans—Senior Executive Plan” in the Notes to Condensed Consolidated Financial Statements in our 2016 Annual Report on Form 10-K.

(3)	Options were granted on February 4, 2016 and vested on December 31, 2016. The amounts in this column reflect the grant date fair values of stock options computed in accordance with FASB ASC Topic 718. For information on the assumptions used by the Company in calculating the fair value of the stock options, please see “Note 8—Employee Stock Plans—Stock Option Awards” in the Notes to Condensed Consolidated Financial Statements in our 2016 Annual Report on Form 10-K.

(4)	These amounts reflect the annual cash incentive awards paid to each named executive officer, or deferred under the Executive Deferred Compensation Plan.

(5)	All Other Compensation consists of: Company contributions to the Retirement and Savings Plan (“401(k) Plan”), which is available to all employees, and the Executive Deferred Compensation Plan; perquisites and other personal benefits; and tax reimbursements. The amounts are as follows:

•	Matching contributions of $7,950 made under the 401(k) Plan to each of Mr. Marriott, Mr. Walter, Mr. Risoleo, Mr. Abji, Mr. Larson and Ms. Abdoo.

•	Discretionary match of $7,950 made under the 401(k) Plan to each of Mr. Marriott, Mr. Risoleo, Mr. Abji, Mr. Larson and Ms. Abdoo. Mr. Walter did not receive a discretionary match as his employment ended on January 31, 2017, prior to the date the 2016 discretionary match was made.

•	Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $13,145; Mr. Walter, $64,778; Mr. Risoleo, $27,649; Mr. Abji, $25,220; Mr. Larson, $21,063; and Ms. Abdoo, $21,784.

•	Discretionary match made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $13,145; Mr. Risoleo $27,649; Mr. Abji $25,220; Mr. Larson, $21,063; and Ms. Abdoo, $21,784. Mr. Walter did not receive a discretionary match as his employment ended on January 31, 2017, prior to the date the 2016 discretionary match was made.

•	Premiums associated with the life insurance policy for Mr. Walter. In connection with the long-term stock award granted under the executive compensation program, Mr. Walter agreed to purchase a life insurance policy and to accept proceeds under the policy which would offset restricted stock compensation that would vest and would be payable in the event of his death. The policy has been in place since 2003. The Company annually reimburses Mr. Walter for the cost of the policy and the taxes payable as a result of this reimbursement, and the costs have remained constant since the policy was purchased. In 2016, the total amounts reimbursed to Mr. Walter, excluding taxes, was $12,161.

•	Total cost of perquisites that executive officers are eligible to receive. These perquisites consisted of financial planning and tax services, dining, complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators. The cost of each of these benefits is as follows:

	Mr. Marriott	Mr. Walter	Mr. Risoleo	Mr. Larson	Mr. Abji	Ms. Abdoo
Financial and Tax Planning	$—	$2,000	$2,000	$—	$1,500	$850
Dining, rooms & hotel services	1,440	5,636	9,542	25,714	14,425	—

•	Tax reimbursements to each of the named executive officers associated with the perquisites, and with respect to Mr. Walter, tax reimbursement associated with the cost of the life insurance policy: Mr. Marriott, $1,493; Mr. Walter, $18,056; Mr. Risoleo, $10,256; Mr. Abji, $16,509; and Mr. Larson, $26,656.

(6)	Mr. Marriott is not a named executive officer under the SEC rules, but summary compensation information is provided in the interest of full disclosure.

EXECUTIVE OFFICER COMPENSATION

(7)	Mr. Walter stepped down from his positions as President and Chief Executive Officer and a member of the Board of Directors effective December 31, 2016. Mr. Walter remained employed with the Company until January 31, 2017 to assist with the management transition. In addition to the All Other Compensation amounts received described in footnote (5), Mr. Walter was entitled to the following payments and benefits under the Company’s Severance Plan.

2x Annual Salary	$1,905,500
2x Annual Incentive Award (average of the prior 3 years )	3,374,000
Value of Health Benefits	38,417
Total Severance Benefit	$5,317,917

Mr. Walter was not entitled to receive a separate annual cash bonus for performance year 2016 under the Company’s annual incentive bonus plan.

A further description of the benefits payable under the Company’s Severance Plan can be found at “Executive Officer Compensation—Severance and Change of Control Payments.” See also the section entitled “2016 Compensation Results—Mr. Walter’s Severance” in the CD&A for further information on the compensation received by Mr. Walter.

Grants of Plan-Based Awards in Fiscal Year 2016

The following table provides information about the possible payments under our annual cash incentive award in 2016 and the awards of options and restricted stock in 2016.

		Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (2)			All Other Option Awards (3) #	Exercise Price of Option Awards	Full Grant Date Fair Value (4)
Name	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Richard E. Marriott	4-Feb-16	148,791	297,583	595,166
W. Edward Walter (5)	4-Feb-16	714,563	1,429,125	2,858,250
	4-Feb-16				125,341	250,681	501,362			$2,633,820
	4-Feb-16							152,542	$14.20	$384,406
James F. Risoleo	4-Feb-16	288,400	576,800	1,153,600
	4-Feb-16				23,118	46,237	92,473			$485,792
	4-Feb-16							28,136	$14.20	$70,903
Gregory J. Larson	4-Feb-16	251,975	503,950	1,007,900
	4-Feb-16				33,424	66,848	133,696			$702,350
	4-Feb-16							40,678	$14.20	$102,509
Minaz B. Abji	4-Feb-16	273,200	546,400	1,092,800
	4-Feb-16				46,515	93,031	186,061			$977,437
	4-Feb-16							56,610	$14.20	$142,657
Elizabeth A. Abdoo	4-Feb-16	244,025	488,050	976,100
	4-Feb-16				27,296	54,593	109,185			$573,585
	4-Feb-16							33,220	$14.20	$83,714

(1)	As described under “Annual Cash Incentive” in the CD&A, these are amounts that may be earned based on the financial performance of the Company, which is measured by Adjusted FFO and ROIC, and on the personal performance by each executive on objectives approved by the Compensation Policy Committee. The chief executive officer has an incentive target of 150% of base salary earned in the calendar year and executive vice presidents have an incentive target of 100% of base salary earned in the calendar year. The actual amounts earned by the named executive officers in 2016 (other than Mr. Walter) are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and are described in the CD&A under “2016 Compensation Results—Annual Cash Incentive.”

(2)	Under our 2016 compensation program, senior management received a restricted stock award on February 4, 2016, which was eligible to vest subject entirely to performance conditions. The performance conditions are the satisfaction of corporate performance objectives and personal performance objectives (“Performance-based Awards”) and the results of the Company’s annual total stockholder return (“Market-based Awards”) compared against three indices, the NAREIT Equity Index, the Lodging Index, and the S&P Index. Dividends accrue on the shares, but are not paid unless the shares vest.

EXECUTIVE OFFICER COMPENSATION

(3)	Options that were awarded on February 4, 2016 vested on December 31, 2016.

(4)	The amounts reflect the grant date fair value of restricted stock awards and stock options calculated in accordance with FASB ASC Topic 718. For information on the assumptions used in calculating the fair value of stock options, see “Note 8—Employee Stock Plans—Stock Option Awards” in the Notes to Condensed Consolidated Financial Statements in our 2016 Annual Report on Form 10-K. See footnote 2 to the Summary Compensation Table for the calculation of the grant date fair value of the restricted stock awards.

(5)	Mr. Walter did not receive an annual cash bonus and instead received payments under the Company’s Severance Plan. Also, under the terms of his restricted stock agreement, his restricted stock award vested at the “target” level of performance.

Outstanding Equity Awards at Fiscal Year 2016

The following table summarizes all the equity awards made to the named executive officers that were outstanding as of December 31, 2016.

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Shares Underlying Unexercised Options Exercisable #	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
W. Edward Walter (3)	22-Jan-14	95,949	—	$19.57	22-Jan-24	—	—
	15-Jan-15	86,705	—	$23.76	15-Jan-25	—	—
	4-Feb-16	152,542	—	$14.20	4-Feb-26
	4-Feb-16					501,362	$9,445,660	(4)
James F. Risoleo	20-Jan-12	7,110	—	$16.23	20-Jan-22	—	—
	05-Feb-13	12,467	—	$16.55	05-Feb-23	—	—
	22-Jan-14	11,668	—	$19.57	22-Jan-24	—	—
	15-Jan-15	10,543	—	$23.76	15-Jan-25	—	—
	15-Apr-15	4,128	—	$19.93	15-Apr-25	—	—
	4-Feb-16	28,136	—	$14.20	4-Feb-26
	4-Feb-16					92,473	$1,742,191	(4)
Gregory J. Larson	22-Jan-14	25,586	—	$19.57	22-Jan-24	—	—
	15-Jan-15	23,121	—	$23.76	15-Jan-25	—	—
	4-Feb-16	40,678	—	$14.20	4-Feb-26
	4-Feb-16					133,696	$2,518,833	(4)
Minaz B. Abji	22-Jan-14	35,608	—	$19.57	22-Jan-24	—	—
	15-Jan-15	32,177	—	$23.76	15-Jan-25	—	—
	4-Feb-16	56,610	—	$14.20	4-Feb-26
	4-Feb-16					186,061	$3,505.389	(4)
Elizabeth A. Abdoo	22-Jan-14	20,896	—	$19.57	22-Jan-24	—	—
	15-Jan-15	18,882	—	$23.76	15-Jan-25	—	—
	4-Feb-16	33,220	—	$14.20	4-Feb-26
	4-Feb-16					109,185	2,057,045	(4)

(1)	All option awards vest based on continued service with the Company and have a 10-year life from the date of grant. Options vest on December 31 in the year in which they are granted. For example, options granted in 2016 vested on December 31, 2016.

(2)	The number of shares under this column includes all shares awarded under our 2016 compensation program, which are eligible to vest subject entirely to performance conditions. The performance conditions are the satisfaction of corporate performance objectives and personal performance objectives (“Performance-based Awards”) and the results of the Company’s annual total stockholder return (“Market-based Awards”) compared against three indices, the NAREIT Equity Index, the Lodging Index, and the S&P Index. The determination of whether and to what extent those measures were satisfied was made by the Compensation Policy Committee in February 2017. The number of shares shown assumes “maximum” performance and includes shares that were later forfeited under the program.

EXECUTIVE OFFICER COMPENSATION

(3)	Vesting of Mr. Walter’s restricted stock award was based on the terms of his restricted stock agreement. Under his agreement, his restricted stock award vested at the “target” level of performance. All options vested as he remained employed as of the December 31, 2016 vesting date. All options for Mr. Walter must be exercised within six months from his termination of service date of January 31, 2017.

(4)	The value is calculated based the closing price of our stock on December 31, 2016 of $18.84 multiplied by all shares awarded under our 2016 compensation program assuming “maximum” performance. Because a significant number of shares were later forfeited, the amount does not reflect what was actually earned. For a chart of 2016 realized pay for each of the named executive officers, see page 32.

Option Exercises and Stock Vested in Fiscal Year 2016

The chart below shows options awards that were exercised in 2016 and stock awards that vested in 2016. The stock awards shown are from performance year 2015, which vested when the Compensation Committee made its determinations in February 2016. Restricted stock that was awarded in 2016 did not vest until February 2017 when the Compensation Policy Committee met and made its determinations on performance measures.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2) #	Value Realized on Vesting (3)
W. Edward Walter	134,854	$370,339	109,002	$1,547,828
James F. Risoleo	—	—	21,069	299,180
Gregory J. Larson	—	—	30,236	429,351
Minaz B. Abji	—	—	41,807	593,659
Elizabeth A. Abdoo	35,405	97,230	24,772	351,762

(1)	Represents the amounts realized based on the difference between the market price of our stock on the date of exercise and the exercise price.

(2)	These are shares that vested on February 4, 2016, the date that the Compensation Policy Committee determined the results on performance measures for 2015.

(3)	The value realized on vesting is determined by multiplying the shares vested by $14.20, the closing price of the Company’s common stock on the date of release, which was February 4, 2016.

Nonqualified Deferred Compensation

The Company has an Executive Deferred Compensation Plan in which the named officers participate. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan as of December 31, 2016. The aggregate balance shown includes amounts earned prior to 2016 and voluntarily deferred.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Company Discretionary Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (1)
W. Edward Walter	$145,455	$64,778	$—	$111,528	$—	$2,984,737
James F. Risoleo	17,199	27,650	27,650	326,443	—	4,063,655
Gregory J. Larson	56,148	21,063	21,063	90,305	—	876,051
Minaz B. Abji	66,339	25,220	25,220	61,790	—	1,113,586
Elizabeth A. Abdoo	59,468	21,784	21,784	97,301	—	1,162,354

(1)	Amounts reflect vested values as of December 31, 2016.

EXECUTIVE OFFICER COMPENSATION

Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the annual cash incentive award program. Participants direct their deferrals into investment funds, which are substantially the same funds available for investment under the 401(k) Plan. Participants’ accounts may or may not appreciate, and may depreciate, depending on the performance of their investment choices. The Company does not guarantee any returns and none of the investment choices provide interest at above-market rates. The Company matches $.50 of each $1.00 deferred, up to a maximum of 6% of the participant’s compensation less the amount credited to the 401(k) Plan. The Company may provide an annual discretionary matching contribution of up to $.50 on each $1.00 deferred up to 6% of the participant’s compensation.

Participants fully vest in Company contributions after four years of continued employment. The vesting schedule is 25% vesting after one year; 50% vesting after two years; 75% vesting after three years and 100% vesting after four years or more. All named executive officers are fully vested. Company contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control.

The Executive Deferred Compensation Plan offers automatic lump sum distributions upon death or disability. The participant may elect to receive lump sum or installment distributions upon separation from service, or with respect to his or her deferrals only (no Company contributions) on such other dates certain that a participant may elect. Such elections are made at the time the participant elects to defer compensation for a year. However, “key employee” distributions payable upon separation from service will be delayed for six months. Participants may also elect to receive a lump sum distribution of their account in the event of change in control. Plan assets are held in a rabbi trust.

Severance and Change in Control Payments

Severance

The Company has a severance plan that applies to all senior executives in the United States, which was adopted in 2003 and amended and restated effective as of December 31, 2015. The plan provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves the Company under the following circumstances:

•	As a result of a termination without “cause”. “Cause” is defined broadly to include failure to perform assigned duties in a reasonable manner, or as a result of incompetence or neglect; violating a material policy of the Company; engaging in any act of dishonesty or bad faith with respect to the Company or its affairs; committing any act that reflects unfavorably on the executive or the Company; or engaging in any other conduct that in the reasonable judgment of the Board justifies termination.

•	As a result of a voluntary termination by the executive for “good reason”. “Good reason” means that there has been a material diminution in such executive’s authority, duties or responsibilities; a material diminution in an executive’s overall compensation opportunity; or a material change in the geographic location at which an executive is required to perform his or her duties for the Company. “Good reason” does not include a change that is solely a diminution in title or a change in reporting relationships.

An executive or member of senior management who is terminated for cause or who voluntarily leaves without good reason is not entitled to any benefits under the Severance Plan.

The key benefits under the Severance Plan for a termination without “cause” or a voluntary departure for “good reason”, which are contingent on the execution of a release and a one-year non-competition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•	The president and chief executive officer would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.

EXECUTIVE OFFICER COMPENSATION

•	All other executives would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average annual cash incentive award over the prior three years.

•	We would pay for the continuation of the executive’s health and welfare benefits for up to 18 months or until the executive is re-employed, whichever period is shorter.

In addition, under the terms of the restricted stock agreements, the executives’ restricted stock award would accelerate and vest at the “target” level and under the terms of the stock option agreements, all options would accelerate and vest. The Company does not “gross up” or pay any excise tax associated with these payments.

The table below quantifies the compensation that would become payable to a senior executive assuming employment ended on December 31, 2016. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan (“401(k) Plan”) and accrued vacation pay.

Potential Severance Payments

	Mr. Walter (6)	Mr. Risoleo	Mr. Larson	Mr. Abji	Ms. Abdoo
Termination payment (1)	$5,279,500	$1,165,700	$1,079,017	$1,158,633	$1,064,517
Restricted Stock (2)	4,722,849	871,105	1,259,435	1,752,704	1,028,551
Options (3)	—	—	—	—	—
Cost of benefit continuation (4)	38,417	38,417	25,888	38,417	35,406
Deferred compensation balance (5)	$2,984,737	4,063,655	876,051	1,113,586	1,162,354
Total	$13,025,503	$6,138,811	$3,240,391	$4,063,340	$3,290,828

(1)	Amounts reflected are a multiple of base salary and average annual incentive award. The president and chief executive officer would receive two times his or her base salary and two times the average of his or her annual incentive award for the prior three years. All other executives would receive one times his or her base salary and one times the average of his or her annual incentive award for the prior three years. With respect to Mr. Walter, the average of his annual incentive award is for the period 2013 to 2015, as there was no 2016 award. For all other executives, the average of their annual incentive award is for the period 2014 to 2016.

(2)	Amounts are based on the closing price of our stock on December 31, 2016 of $18.84. Under the restricted stock agreements the awards would vest at the “target” level (50% of the shares awarded). All of the restricted stock underlying the value reflected has subsequently been earned or forfeited.

(3)	Under the stock option agreements, all options would vest in the event of a termination of employment without cause or termination by the executive for good reason. However, no options were unvested at December 31, 2016.

(4)	Amounts reflect the costs associated with continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(5)	The named executive officers are fully vested in their deferred compensation accounts.

(6)	Mr. Walter stepped down as President and Chief Executive Officer and a member of the Board effective December 31, 2016, although he remained employed with the Company until January 31, 2017 to assist with the management transition. This table shows potential severance amounts assuming employment ended on December 31, 2016 in accordance with SEC rules. For Mr. Walter’s actual Severance Plan payments based on his January 31, 2017 departure from the Company, see footnote 7 to the Summary Compensation Table.

Change-In-Control

The Severance Plan also provides for certain payments in the event that there is a “double trigger”, that is a change in control of the Company and the occurrence of any of the following events during the period beginning 30 days prior to the change in control and ending one year after a change in control:

•	A termination of the executive without “cause”, as previously explained above;

•	A voluntary termination by the executive for “good reason”, as previously explained above.

EXECUTIVE OFFICER COMPENSATION

If a double trigger occurs, the key benefits under the Severance Plan, which are contingent on the execution of a release and a one-year noncompetition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•	The president and chief executive officer would be entitled to receive a payment equal to 3x his or her current base salary and 3x his or her average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.

•	An executive would be entitled to receive a pro-rata portion of his or her annual cash incentive award for the year based on a “target” level of performance on all measures.

•	We would pay for the continuation of the executive’s health and welfare benefits for up to 18 months or until the executive is re-employed, whichever period is shorter.

In addition, under the terms of the restricted stock agreements, the executives’ restricted stock award would accelerate and vest at the “high” level and under the terms of the stock option agreements, all options would accelerate and vest.

The Company does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that both triggering events occurred on December 31, 2016. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s 401(k) Plan and accrued vacation pay.

Potential Change in Control Payments

	Mr. Walter	Mr. Risoleo	Mr. Larson	Mr. Abji	Ms. Abdoo
Termination payment (1)	$7,919,250	$2,254,267	$2,149,167	$2,338,633	$2,126,067
Target Annual Cash Incentive (2)	1,429,125	576,800	503,950	546,400	488,050
Restricted Stock (3)	9,445,660	1,742,191	2,518,833	3,505,389	2,057,045
Options (4)	—	—	—	—	—
Cost of benefit continuation (5)	38,417	38,417	25,888	38,417	35,406
Deferred compensation balance (6)	2,984,737	4,063,655	876,051	1,113,586	1,162,354
Total	$21,817,189	$8,675,330	$6,073,888	$7,542,426	$5,868,922

(1)	The termination payment is a multiple of base salary and average annual cash incentive award. The president and chief executive officer would receive three times his or her base salary and three times the average of his or her annual cash incentive award for the the prior three years. All other executives would receive two times his or her base salary and two times the average of his or her annual incentive award for the prior three years. With respect to Mr. Walter, the average of his annual incentive award is for the period 2013 to 2015, as there was no 2016 award. For all other executives, the average of their annual incentive award is for the period 2014 to 2016.

(2)	Under the severance plan, the named executive officers would receive a pro-rata portion of the annual incentive award at the “target” level of performance. The amount reflected here is for a full-year since the table is done as of December 31, 2016. This annual cash incentive would not otherwise be earned until the Compensation Policy Committee met and determined the results on the performance measures, which generally occurs in the February following the year of performance.

(3)	Under the restricted stock agreements, all unvested restricted stock would accelerate and vest in the event of a change in control and termination of employment without cause or termination by the executive for good reason. The chart below shows the unvested shares for each named executive officer as of December 31, 2016. The value is determined by multiplying the shares by $18.84, the closing price of our stock on December 31, 2016.

EXECUTIVE OFFICER COMPENSATION

Unvested Shares As of 12/31/2016
Mr. Walter	501,362
Mr. Risoleo	92,473
Mr. Larson	133,696
Mr. Abji	186,061
Ms. Abdoo	109,185

All of the restricted stock underlying the value reflected has subsequently been earned or forfeited.

(4)	Under the stock option agreements, all options would vest upon a change in control and termination of employment without cause or termination by the executive for good reason. However, no options were unvested at December 31, 2016.

(5)	Amounts reflect costs associated with the continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(6)	The named executive officers are fully vested in their deferred compensation accounts.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information as of December 31, 2016 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by stockholders (1)	3,084,843	$17.78	14,304,234
Equity compensation plans not approved by stockholders	—	—	—
TOTAL	3,084,843	$17.78	14,304,234

(1)	Shares indicated are the aggregate of those issuable under the Company’s 1997 and 2009 Comprehensive Stock and Cash Incentive Plans, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock. No shares remain available for future grants under the Company’s 1997 Comprehensive Stock and Cash Incentive Plan.

REPORT OF THE COMPENSATION POLICY COMMITTEE

ON EXECUTIVE COMPENSATION

To Our Stockholders:

The Compensation Policy Committee has reviewed and discussed with management the Compensation Discussion and Analysis of the Company. Based on its review and discussions, the Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2016 and this proxy statement.

The Compensation Policy Committee

Mary L. Baglivo, Chair

Ann McLaughlin Korologos

Gordon H. Smith

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

2016 Director Fees

Directors who are employees receive no fees for their service as a director. Mr. Marriott, Chairman of the Board, Mr. Walter, President and CEO for 2016 and Mr. Risoleo, who became President and CEO and a Board member effective January 1, 2017, were employees of the Company during fiscal year 2016 and received no director fees. In 2016, we provided the following annual compensation to the Company’s independent directors. Directors are compensated in cash and stock to align their interests with those of our stockholders.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Mary L. Baglivo	$93,500	$125,000	$39,313	$257,813
Sheila C. Bair	86,500	125,000	18,672	230,172
Terence C. Golden	78,000	125,000	51,307	254,307
Ann McLaughlin Korologos	101,500	125,000	33,221	259,721
Sandeep L. Mathrani	46,500	114,577	24,334	185,411
John B. Morse, Jr.	113,000	125,000	21,447	259,447
Walter C. Rakowich	138,000	125,000	109,085	372,085
Gordon H. Smith	86,000	125,000	59,514	270,514

(1)	Amount reflects an annual retainer for Board service, committee membership fees and retainers for committee chairs and lead director, as described below.

(2)	Amount reflects annual stock awards made pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan in value equal to $125,000. The annual stock awards are fully vested upon grant. Mr. Mathrani’s award was prorated based on his time of service.

(3)	Amount reflects:

•	Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by us or managed by our major operators as follows: Ms. Baglivo, $20,856; Ms. Bair, $9,168; Mr. Golden, $29,784; Ms. Korologos, $16,311; Mr. Mathrani, $10,751; Mr. Morse, $12,450; Mr. Rakowich $58,273 and Mr. Smith $29,222.

•	Reimbursement for taxes associated with the value of the above benefit as follows: Ms. Baglivo, $18,458; Ms. Bair, $9,504; Mr. Golden, $21,523; Ms. Korologos, $16,909; Mr. Mathrani, $13,583; Mr. Morse, $8,997; Mr. Rakowich $50,812 and Mr. Smith $30,293.

Director Compensation Program

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board of Directors on compensation and benefits for the independent directors. In February 2016, upon the recommendation of the Committee, the Board approved new compensatory arrangements for the non-employee directors, which were effective as of January 1, 2016. The Committee generally reviews the compensatory arrangements of the independent directors biennially.

The Committee retained Willis Towers Watson in September 2015 to assist in its review. At the request of the Committee, Willis Towers Watson conducted an assessment of the competitiveness of the non-employee directors’ total compensation using market data sources and the same peer group used for executive compensation for competitive benchmarking. The 21 companies comprising this peer group are shown in “Compensation Discussion & Analysis.” Based on its review, the Committee recommended, and the Board approved, the following changes to the annual cash retainer and annual stock award for non-employee directors for service on the Board of Directors:

•	cash compensation—the annual cash retainer was increased to $75,000 annually.

•	stock compensation—the annual stock retainer was increased to $125,000.

DIRECTOR COMPENSATION

The Committee also recommended, and the Board approved, an increase in the annual cash retainer for the Lead Director to $30,000 annually. All other compensation for service on committees was unchanged, and there were no changes to director perquisites. The complete components of director compensation for 2016 are discussed below.

Cash Compensation

Non-employee directors receive the following cash compensation in addition to reimbursement of customary and usual travel expenses:

•	retainer of $75,000 per year;

•	$8,000 per year for membership on the Compensation Policy Committee or Nominating and Corporate Governance Committee;

•	$12,000 per year for membership on the Audit Committee;

•	$10,000 per year to the committee chair of the Nominating and Corporate Governance Committee (Mr. Rakowich);

•	$15,000 per year to the committee chair of the Compensation Policy Committee (Ms. Baglivo);

•	$15,000 per year to the committee chair of the Audit Committee (Mr. Morse); and

•	$30,000 per year to the Lead Director (Mr. Rakowich).

There are no fees paid for attendance at 5 regular Board meetings, however, non-employee directors receive $1,500 for attendance at any special meeting, of which there were two in 2016. Similarly, there are no fees paid for attendance at up to five meetings of the Nominating and Corporate Governance Committee and Compensation Policy Committee and up to seven meetings of the Audit Committee; however, non-employee directors receive $1,500 for attendance at any special committee meetings in excess of those amounts, of which there were none in 2016.

Stock Compensation—Annual Stock Award

Non-employee directors receive an annual director stock award under the Non-Employee Directors’ Deferred Stock Compensation Plan effective after election at the annual meeting. In 2016, the award equaled $125,000, with the number of shares determined based on the fair market value of the Company’s common stock on that date.

Under the Non-Employee Directors’ Deferred Stock Compensation Plan, directors will receive the annual stock award in fully-vested restricted stock, unless a director makes an election prior to the end of the year preceding the award to defer the award into stock units. Directors also elect at that time the date when the stock units would be payable, which is either upon termination of service from the Board in a lump sum or in annual installments up to 10 years, or in a lump sum payable the earlier of (i) termination of service or (ii) 3 or 5 years from the date of grant. All directors elected to defer the 2016 award into stock units. The closing price of our common stock on the annual meeting date of May 12, 2016 was $15.89, so each director received either 7,866 shares or, if they deferred, they were credited with 7,866 stock units. Directors are also credited with dividend equivalents that are equal in value to the dividends paid on our common stock.

Stock Ownership Policy

Non-employee directors must own common stock of the Company (which includes stock units held under the Non-Employee Directors’ Deferred Compensation Plan) equal in value to five times the annual cash retainer paid to directors. Compliance with these guidelines will be measured on the first trading day of each calendar year, using the annual cash retainer then in effect and the closing price of our common stock on that day. Any subsequent change in the value of the common stock will not affect the amount of stock that directors are required to hold during that year. In the event that the annual cash retainer increases, a non-employee director will have five years

DIRECTOR COMPENSATION

from the time of such increase to acquire any additional shares needed to meet these guidelines. There will be a transition period of five years for non-employee directors to achieve the ownership requirement. Mr. Marriott and Mr. Risoleo, as employees, are subject to separate stock ownership guidelines applicable to corporate officers. Because the policy provides for 5 years to attain the guideline, all directors are in compliance with the policy.

Perquisites

To encourage our directors to visit and personally evaluate and provide feedback on our properties and the managers of our properties, directors receive complimentary rooms, food and beverage and other hotel services when they stay at properties owned by us or managed by our major operators, subject to an annual limit of $30,000 measured over a rolling three year period (i.e., $90,000 over three years). In addition, directors are reimbursed for taxes associated with the value of this benefit.

Non-Employee Directors’ Deferred Stock Compensation Plan

In addition to the annual stock award, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual cash retainer, committee fees, and committee chair fees until after their service on the Board has ended. Under this plan, the Company has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of the Company’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional stock units and credited to the account in stock units based on the market price of the stock on the date dividends are paid.

Upon termination of service from the Board, a director’s stock unit account is settled by delivering an amount of our shares of common stock equal to the number of stock units, and, with respect to any deferred cash fees, directors had the option to receive such shares as a lump sum or in substantially equal annual installments over a period not to exceed 10 years. With respect to annual stock awards, directors may also elect to defer payment of the award as set forth above.

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee serves as the representative of the Board of Directors of Host Hotels & Resorts, Inc. (the “Company”) for general oversight of the Company’s financial accounting and reporting, systems of internal controls and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent registered public accountants, is responsible for performing an independent audit of the Company’s financial statements and internal controls over financial reporting and for expressing an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal controls over financial reporting. PricewaterhouseCoopers, LLP, acting as non-independent registered public accountants in its performance as the Company’s internal auditor, is responsible for assisting the Company’s review and the effectiveness of its internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee members are not professional accountants or auditors, and the Audit Committee’s functions are not intended to duplicate or certify the activities of management and the independent registered public accountants. In this context, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements for each of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2016, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

•	discussed with both the Company’s internal and independent registered public accountants the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal controls and financial reporting, and the overall quality of the Company’s financial reporting;

•	discussed with the independent registered public accountants the matters required to be discussed by the requirements of the Public Company Accounting Oversight Board;

•	received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with KPMG LLP their independence from the Company and its management.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2016. The Annual Report on Form 10-K was filed with the Securities and Exchange Commission on February 24, 2017.

The Audit Committee

John B. Morse, Jr., Chair

Sandeep L. Mathrani

Walter C. Rakowich

AUDITOR FEES

AUDITOR FEES

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP, its independent registered public accountants, for 2016 and 2015:

	2016	2015
Audit fees (1)	$2,546,000	$2,695,000
Audit-related fees (2)	22,000	20,000
Audit and audit-related fees	2,568,000	2,715,000
Tax fees (3)	20,000	20,000
All other fees	—	—
Total Fees	$2,588,000	$2,735,000

(1)	Audit fees consisted of fees for the audits of the Company’s and Host Hotels & Resorts, L.P.’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting, reviews of the Company’s and Host Hotels & Resorts, L.P.’s quarterly condensed consolidated financial statements, audits of certain subsidiaries, reviews of SEC registration statements and other filings, comfort letters and consents, audit procedures related to acquisitions and dispositions, and accounting and reporting consultations.

(2)	Audit-related fees consisted of fees for the audits of financial statements of our employee benefit plan.

(3)	Tax fees consisted of fees for tax compliance services.

The Audit Committee concluded that the provision of audit-related and tax services is compatible with maintaining the independence of KPMG LLP. The Company does not engage KPMG LLP for any tax services unrelated to audit services or tax compliance.

Pre-Approval Policy for Services of Independent Registered Public Accountants

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its 2016 pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services (and corresponding cost levels) that may be provided by the independent registered public accountants without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.

The Audit Committee has designated the Senior Vice President, Corporate Controller to monitor the performance of all services provided by the independent registered public accountants and to determine whether such services are in compliance with the pre-approval policy.

Policy for Hiring Members of the Audit Engagement Team

The Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Individuals not subject to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all

AUDITOR FEES

such cases, the Audit Committee must determine that the relationship is in the best interests of the Company. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and the Audit Committee has engaged PricewaterhouseCoopers LLP as the Company’s internal auditors. The purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (our operating partnership) that were beneficially owned as of March 5, 2017 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of the Company’s common stock. As of March 5, 2017 the Company owns approximately 99% of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)
Directors:
Mary L. Baglivo (3)	25,000	*		*
Sheila C. Bair (3)	30,238	*		*
Terence C. Golden (3)	137,333	*		*
Ann McLaughlin Korologos (3)	116,890	*		*
Richard E. Marriott (4)	10,105,452	1.4%	140,296	1.4%
Sandeep L. Mathrani	6,856
John B. Morse, Jr. (3)	75,120	*		*
Walter C. Rakowich (3)	31,550	*		*
James F. Risoleo (5)	288,346	*		*
Gordon H. Smith (3)	49,646	*		*
W. Edward Walter (5)(6)	184,654	*		*
Non-Director Named Executive Officers:
Elizabeth A. Abdoo (5)	301,903	*		*
Minaz Abji (5)	236,596	*		*
Gregory J. Larson (5)	269,548	*		*
All Directors and Executive Officers as a group:
(17 persons, including the foregoing) (3)(4)(5)(6)	12,089,807	1.6%	140,296	1.7%
Certain Beneficial Owners:
BlackRock, Inc. (7)	70,926,834	9.6%		9.6%
FMR LLC (8)	44,103,679	6.0%		6.0%
State Street Corporation (9)	44,567,246	6.0%		6.0%
The Vanguard Group, Inc. (10)	127,568,172	17.3%		17.3%

*	Reflects ownership of less than 1/10th of 1%.

(1)	Any descriptions of ownership or aggregations of ownership of the Company’s common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.

(2)	This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of common stock, but that none of the operating partnership units held by others are redeemed for shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(3)	The number of shares of common stock listed here includes common stock equivalents: (1) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (2) resulting from non-employee directors’ election to receive part of their annual retainer, committee chair fees and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; (3) for Ann McLaughlin Korologos, 11,957 common stock equivalents from a one-time special stock award made in 1997 to all non-employee directors; and (4) common stock equivalents for dividends relating to common stock equivalents held by each director.

(4)	The number of shares of our common stock listed here for Richard E. Marriott includes:

•	1,062,380 shares held in trust for which Richard E. Marriott is a co-trustee;

•	76,957 shares held by the wife of Richard E. Marriott;

•	270,427 shares held in trust for which the wife of Richard E. Marriott is a co-trustee;

•	560,569 shares held by the J. Willard and Alice S. Marriott Foundation of which Richard E. Marriott is a co-trustee;

•	1,439,265 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and

•	1,330,610 shares held by a limited partnership, the sole general partner of which is a corporation for which Richard E. Marriott is the controlling stockholder of the voting shares.

It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.

(5)	The number of shares of our common stock listed here includes restricted stock units granted under the 2009 Comprehensive Stock and Cash Incentive Plan which are subject to forfeiture if the vesting criteria are not satisfied. Also included are shares of common stock that may be acquired within 60 days of March 1, 2017 pursuant to the exercise of stock options granted under our 1997 and 2009 Comprehensive Stock and Cash Incentive Plan. Such shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The following are the amounts of vested exercisable options for each named executive officer:

• Elizabeth A. Abdoo • Minaz Abji • Gregory J. Larson • James F. Risoleo • W. Edward Walter	72,998 vested options 114,808 vested options 89,385 vested options 74,052 vested options 182,654 vested options

(6)	The number of shares of our common stock listed here for Mr. Edward Walter includes 2,000 shares held in the Walter Family Foundation. Mr. Walter has the power to vote these shares but does not have an economic interest in these shares and disclaims beneficial ownership as to these shares.

(7)	BlackRock, Inc. filed an amended Schedule 13G with the SEC on January 24, 2017 to report beneficial ownership of 70,926,834 shares of our common stock. BlackRock reports that it has the sole power to dispose of all such shares and has sole voting power with respect to 63,421,513 shares. BlackRock’s business address is 55 East 52nd Street, New York, New York 10055.

(8)	FMR LLC, the parent company of Fidelity Management and Research Company, filed an amended Schedule 13G with the SEC on February 14, 2017 to report beneficial ownership of 44,103,679 shares of our common stock. FMR LLC reports that it has the sole power to dispose of all such shares and has the sole power to vote 28,797,134 shares. FMR LLC’s business address is 245 Summer Street, Boston, Massachusetts 02210.

(9)	State Street Corporation filed a Schedule 13G with the SEC on February 7, 2017 to report beneficial ownership of 44,567,246 shares of our common stock. State Street Corporation reports that it has the shared power to dispose of and to vote all such shares. State Street Corporation’s business address is State Street Financial Center, One Lincoln Street, Boston Massachusetts 02111.

(10)	The Vanguard Group, Inc. filed an amended Schedule 13G with the SEC on February 13, 2017 to report beneficial ownership of 127,568,172 shares of our common stock. Vanguard reports that it has the sole power to dispose of 125,499,534 shares, has shared power to dispose of 2,068,638 shares, has the sole power to vote with respect to 2,110,629 shares and has shared power to vote with respect to 2,068,638 shares. The single largest fund by holding percentage, Vanguard REIT Index Fund, held approximately 8% of the Company’s issued and outstanding stock. There are no beneficial owners greater than 9%. Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CERTAIN RELATIONSHIPS AND

RELATED PERSON TRANSACTIONS

Policy on Transactions and Arrangements with Related Persons

In 2007 the Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, a written policy with respect to related person transactions. The policy applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant, the amount involved exceeds $100,000, and in which any related person has or will have a direct or indirect material interest. A related person for purposes of the policy includes:

•	any Company officer, senior manager, or director;

•	an owner of 5% or more of Company stock;

•	any immediate family member of any person listed above; or

•	any firm in which any of the foregoing persons is employed or is a principal in which such person has a 5% or greater interest.

Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or in all other circumstances the Audit Committee will review the transaction at its next meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, then the transaction will be reviewed by the Chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or Chair will decide whether to approve the transaction.

As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•	any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•	any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, which has been approved pursuant to the Company’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that charitable organization’s total annual receipts;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons; and

•	management agreements and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage hotels owned or leased by the Company or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with the Company’s then current agreements with Marriott International or other major third party operators.

Related Person Transactions

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (renamed Host Hotels & Resorts, Inc. in 2006) and Marriott International.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into two general categories:

•	distribution agreement and the related agreements stemming from our separation into two companies; and

•	lodging management and franchise agreements relating to our properties.

As of January 31, 2017, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 8% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Executive Chairman and Chairman of the Board of Marriott International and formerly served as Chief Executive Officer. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and our Company are considered related person transactions within the meaning of our policy described above. A summary of our ongoing relationships with Marriott International is provided below.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective businesses. This distribution agreement has been amended from time to time. We also entered into other agreements with Marriott International in connection with the business separation which govern aspects of our ongoing relationships. These other agreements include:

Tax Sharing Agreement

We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

Leases

We currently sublease approximately 2,381 square feet of office space from Marriott International. The sublease was provided on market terms and conditions. In 2016, we paid Marriott International approximately $119,040 in rental fees for this office space. In addition, in 2016 we paid Marriott International $100,000 in ground rent under a lease in connection with property at the JW Marriott Desert Springs Resort & Spa.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management and license agreements with us and certain of our subsidiaries to manage branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into franchise agreements with us and our subsidiaries that allow us to use Marriott brands, associated trademarks, reservation systems and other related items for Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2016, we and our subsidiaries paid $164 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 25 years with one or more renewal terms at the option of the manager. The majority of these management agreements condition the manager’s right to exercise renewal options upon the satisfaction of specified economic performance criteria. Under each management agreement, Marriott International provides comprehensive management services for the hotels. These agreements typically include the terms described below.

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Fees for operational services. Marriott International generally has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels it manages, including establishing room

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

rates, securing and processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by its technical and operational experts and promoting and publicizing the hotels. Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, and provides other administrative and accounting support services to the hotels. These support services include planning and policy services, divisional financial services, product planning and development, employee staffing and training, corporate executive management and certain in-house legal services. Marriott International typically receives compensation in the form of a base management fee, which is calculated as a percentage (generally 3%) of annual gross revenues, and an incentive management fee, which typically is calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel. In the case of our hotels operating under the W®, Westin®, Sheraton®, Luxury Collection® and St. Regis® brands and managed by Marriott following its acquisition of Starwood Hotels & Resorts Worldwide, Inc. on September 23, 2016 (collectively, the “Starwood-Branded Hotels”), the base management fee is only 1% of annual gross revenues, but that amount is supplemented by license fees payable to Marriott under a separate license agreement (as described below).

•	License services. In the case of the Starwood-Branded Hotels, operations are governed by separate license agreements addressing matters pertaining to the designated brand, including rights to use trademarks, service marks and logos, matters relating to compliance with certain brand standards and policies, and the provision of certain system programs and centralized services. Although the term of these license agreements with Marriott generally is coterminous with the corresponding operating agreements, the license agreements contemplate the potential for continued brand affiliation even in the event of a termination of the operating agreement. As noted above, the Marriott licensors receive compensation in the form of license fees (generally 5% of gross revenues attributable to room sales and 2% of gross revenues attributable to food and beverage sales), which amounts supplement the lower base management fee of 1% of gross revenues received by Marriott under the operating agreements.

•	Chain or system programs and services. Marriott International provides chain or system programs and services generally that are furnished on a centralized basis. Such services include the development and operation of certain computer systems and reservation services, regional or other centralized management and administrative services, marketing and sales programs and services, training and other personnel services, and other centralized or regional services as may be determined to be more efficiently performed on a centralized, regional or group basis rather than on an individual hotel basis. Costs and expenses incurred in providing these chain or system programs and services generally are allocated on a cost reimbursement basis among all hotels managed by Marriott International or its affiliates or that otherwise benefit from these services.

•	Working capital and fixed asset supplies. We are required to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We also are responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from working capital are insufficient to meet the financial requirements of the hotels.

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Furniture, fixtures and equipment replacements. We are required to provide Marriott with all furniture, fixtures and equipment (“FF&E”) necessary for the operation of the hotels (including funding any required FF&E replacements). On an annual basis, Marriott prepares budgets for FF&E to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the necessary funds, which budgets are subject to our review and approval. For purposes of funding such expenditures, a specified percentage (typically 5%) of the gross revenues of each hotel is deposited by the manager into an escrow or reserve account in our name, to which the manager has access. In the case of the Starwood-Branded Hotels, our operating agreements contemplate that this reserve account also may be used to fund the cost of certain major repairs and improvements affecting the hotel building (as described below). For certain of our other hotels managed by Marriott (excluding the Starwood-Branded Hotels), we have entered into an agreement with Marriott to allow for such expenditures to be funded from one pooled reserve account, rather than funds being deposited into separate reserve accounts at each hotel. For certain of the Starwood-Branded Hotels, the periodic reserve fund contributions, which otherwise would be deposited into reserve accounts maintained by managers for each hotel, are distributed to us and, as to this pool of

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

hotels, we are responsible for providing funding of expenditures which otherwise would be funded from reserve accounts for each of the subject hotels.

•	Building alterations, improvements and renewals. Marriott is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and elevators of each hotel, along with alterations and improvements to the hotel as are required, in Marriott’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition that is consistent with brand standards. We generally have approval rights as to such budgets and expenditures, which we review and approve based on Marriott’s recommendations and on our judgment. Expenditures for these major repairs and improvements affecting the hotel building typically are funded directly by us, although (as noted above) our agreements with Marriott in respect of the Starwood-Branded Hotels contemplate that certain such expenditures may be funded from the reserve account.

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

Proxy Statement Proposals

If you wish to submit a proposal to be included in the proxy statement for our 2018 annual meeting, we must receive it no later than December 4, 2017. The proposal must comply with the SEC’s proxy rules and should be sent to the attention of the Secretary at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817.

Director Nominations for Inclusion in Proxy Materials

(Proxy Access)

Our proxy access bylaw permits a stockholder (or group of up to 20 stockholders) owning 3% or more of the Company’s outstanding common stock continuously for at least 3 years to nominate and include in the Company’s proxy materials director candidates constituting the greater of two individuals or 20% of the Board, if the nominating stockholder(s) and the nominee(s) satisfy the eligibility, procedural and disclosure requirements in the Bylaws. Stockholders who do not meet the requirements may always provide written suggestions for director nominees directly to the Nominating and Corporate Governance Committee. The Committee will evaluate director candidates suggested by stockholders in the same manner as those suggested by other sources. For the 2018 annual meeting, notice of a proxy access nomination must be delivered to our Secretary at the address provided above no earlier than November 4, 2017 and no later than December 4, 2017.

Other Proposals and Nominations

Our Bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at the 2018 annual meeting of stockholders, but which is not intended to be included in the Company’s proxy statement for that meeting. Under our Bylaws, nominations for directors or other business proposals to be addressed at the next annual meeting may be made by a stockholder entitled to vote who has delivered written notice to the Secretary (at the above address), no earlier than November 4, 2017 and no later than December 4, 2017. Also, in the event that the number of directors to be elected is increased and public announcement occurs after November 24, 2017, then stockholders will have an additional 10 days from the date of the announcement to nominate candidates for director, but only with respect to any new positions created by the increase. All notices must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary, and is also available on our website (http://www.hosthotels.com).

OTHER MATTERS

OTHER MATTERS

Other Business at the Annual Meeting

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the enclosed proxy.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely upon a review of copies of the forms furnished to the Company, we believe all persons required to file such forms have done so during 2016.

Hotel Information

A special stockholder annual meeting rate is offered at the Ritz-Carlton Hotel, Tysons Corner where the annual meeting is being held for Wednesday, May 10, 2017. A limited number of rooms are available at this special rate of $279, plus taxes and gratuities, single or double occupancy. To receive this special rate use group code HRSHRSA when booking online at www.ritzcarlton.com or phone 1-800-241-3333. All reservations should be received by the hotel no later than May 8, 2017. This discount may not be used in conjunction with any other discount, coupon or group rate.

Online Annual Report to Stockholders

We have filed an Annual Report on Form 10-K for the year ended December 31, 2016 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the 2016 Annual Report on Form 10-K (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (http://www.hosthotels.com).

By Order Of the Board of Directors

Elizabeth A. Abdoo

Secretary

Dated: April 3, 2017

Annual Meeting Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., New York Time, on May 10, 2017.

Vote by Internet
• Go to www.investorvote.com/HST
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and FOR every 1 Year for Proposal 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Mary L. Baglivo	☐	☐	☐	02 - Sheila C. Bair	☐	☐	☐	03 - Sandeep L. Mathrani	☐	☐	☐

04 - Ann M. Korologos	☐	☐	☐	05 - Richard E. Marriott	☐	☐	☐	06 - John B. Morse, Jr.	☐	☐	☐

07 - Walter C. Rakowich	☐	☐	☐	08 - James F. Risoleo	☐	☐	☐	09 - Gordon H. Smith	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain

2. Ratify appointment of KPMG LLP as independent registered public accountants for 2017.		☐	☐	☐	3. Advisory resolution to approve executive compensation.	☐	☐	☐
	1 Year	2 Years	3 Years	Abstain

4. Advisory resolution on the frequency of votes on executive compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or in another representative capacity, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

02K92C

ADMISSION TICKET

HOST HOTELS & RESORTS, INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 11, 2017, 11:00 A.M.

The Ritz-Carlton, Tysons Corner

1700 Tysons Blvd.

McLean, VA 22102

AGENDA

1. ELECTION OF DIRECTORS

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2. RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

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3. AN ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

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4. AN ADVISORY RESOLUTION ON THE FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION

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TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to submit your proxy instructions by telephone, via the Internet, or by completing and mailing the proxy card below. If you plan on attending the Annual Meeting, please mark the appropriate box on the proxy card below. Present this Admission Ticket to the Host Hotels & Resorts representative at the entrance.

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send future proxy voting materials to you by email. To register for electronic delivery of future proxy materials, go to www.computershare.com/investor and sign up for electronic delivery.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — HOST HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 11, 2017, 11:00 A.M.

The undersigned appoints Elizabeth A. Abdoo and Gregory J. Larson, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 16, 2017 at the Annual Meeting of Stockholders to be held on May 11, 2017, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no instruction is made, this proxy will be voted FOR the election of each director, FOR proposals 2 and 3 and FOR every 1 Year for Proposal 4. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Please vote immediately.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

C Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.